UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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TRONOX HOLDINGS PLC
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Shareholder:

You are cordially invited to attend the Annual General Meeting of Shareholders of Tronox Holdings plc, which will be held at 9 a.m. (U.S. Eastern Daylight Time) on Wednesday, May 22, 2019 at the Stamford Marriott, 243 Tresser Boulevard, Stamford, Connecticut 06901.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting. At this year’s meeting, you will be asked to elect directors, cast an advisory vote on executive compensation and approve the appointment of our independent registered public accounting firm.

The Board of Directors recommends that you vote FOR all the proposals set forth in the accompanying notice of meeting and proxy statement.

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. Shareholders may vote at the meeting or via the Internet, by telephone or by completing and returning a proxy card.

On behalf of the Board of Directors, we want to thank you for your continued support of Tronox.

Sincerely,

Jeffry N. Quinn
Chairman and CEO

NOTICE OF
ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF TRONOX HOLDINGS PLC

(Registered Company No. 11653089)

Date:	Wednesday, May 22, 2019

Time:	9:00 am EDT

Location:	Stamford Marriott 243 Tresser Boulevard Stamford, Connecticut

Record Date:	5:00 p.m. (U.S. Eastern Daylight Time) on Thursday, April 18, 2019

Meeting Agenda:	1.	Election of each of the 12 director nominees listed in the accompanying proxy statement by separate ordinary resolutions.
	2.	An advisory vote to approve executive compensation.
	3.	Ratify the appointment of PricewaterhouseCoopers LLP (U.S.) as the Company’s independent registered public accounting firm.

We encourage shareholders to vote as soon as possible. Shareholders of record on the Record Date are entitled to vote at the meeting or in the following ways:

By Internet:	By Telephone:	By Mail:

You can vote your shares online at www.envisionreports.com/TROX.	In the U.S. or Canada, you can vote your shares by calling +1-800-652-8683.
You can vote by mail by marking, dating and signing your proxy card and returning it in the business reply envelope to Tronox Holdings plc, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901 U.S.A.

A shareholder of record is entitled to appoint more than one proxy in relation to the 2019 Annual Meeting (provided that each proxy is appointed to exercise the rights attached to different ordinary shares). Such proxy need not be a shareholder of record, but must attend the 2019 Annual Meeting and vote as the shareholder of record instructs for such vote to be counted. The proxy may exercise all or any of a shareholder’s right to attend, speak and vote at the 2019 Annual Meeting and need not be a shareholder of Tronox Holdings plc.

This Notice of Annual General Meeting of Shareholders and related proxy materials are being distributed or made available to shareholders beginning on or about April 24, 2019.

By Order of the Board of Directors,

Jeffrey N. Neuman
Senior Vice President,
General Counsel and Secretary

Registered Office: 3rd Floor, 25 Bury Street, London SW1Y 2AL, England

In the Notice of Annual Meeting and this Proxy Statement, references to “Tronox,” the “Company,” “we,” “us,” or “our” and similar expressions refer to Tronox Holdings plc and “Annual Meeting” refers to the annual general meeting of the shareholders of Tronox Holdings plc, unless the context of a particular reference provides otherwise. In this Proxy Statement, references to “shares” refer to ordinary shares of Tronox Holdings plc.

PROXY SUMMARY

The annual meeting of Tronox Holdings plc to be held at 9 a.m. (Eastern Daylight Time) on Wednesday, May 22, 2019 is particularly significant this year for many reasons:

•	It is the first time we will hold an annual meeting as a U.K. incorporated company following our re-domiciliation from Australia which we completed on March 27, 2019 (the “Re-Domicile Transaction”).
•	As a result of the Re-Domicile Transaction, it is the first time since 2012 that all shareholders will vote together as a single class, since as part of the Re-Domicile Transaction we have eliminated our dual class share structure. As such, shareholders will have for the first time the opportunity to vote on the director nominated by Exxaro Resources Limited (“Exxaro”).
•	Shareholders will have the opportunity to elect two new independent directors --- Dr. Vanessa Guthrie and Mr. Stephen Jones --- who have recently been appointed to the Board of Directors (the “Board”) as the Board continues to refresh itself with well-qualified directors possessing the right mix of skills, experience, diversity and perspectives.
•	Shareholders will also be voting on two new non-independent members of our Board --- Mr. Moazzam Khan and Mr. Mutlaq Al-Morished --- who were designated by our largest shareholder, Cristal Inorganic Chemicals Netherlands Coöperatief W.A. (“Cristal Netherlands”), under the terms of the shareholders agreement we entered into with Cristal Netherlands and The National Titanium Dioxide Company Limited (“Cristal”) when in April 2019 we consummated the acquisition of Cristal’s titanium dioxide (“TiO2”) business. Under that shareholders agreement, Cristal Netherlands has the right to nominate two members of our Board.

The Board strongly believes that the foregoing changes described in more detail elsewhere in this Proxy Statement are in the best interests of all shareholders and will help Tronox achieve its long-term strategic goal of becoming the world’s most vertically integrated and lowest cost TiO2 producer.

What We Do and How We Do It

We are the world’s leading integrated manufacturer of TiO2 pigment. We operate titanium-bearing mineral sand mines and beneficiation and smelting operations in Australia, South Africa and Brazil to produce feedstock materials that can be processed into TiO2 for pigment, high purity titanium chemicals, including titanium tetrachloride (“TiCl4”) , and Ultrafine© titanium dioxide (“Ultrafine©”) used in certain specialty applications where nanoparticulate TiO2 is required. We consume a substantial part of our feedstock materials in our own TiO2 pigment facilities in the United States, Australia, Brazil, UK, France, Netherlands, China and Saudi Arabia with a goal of delivering low cost, high-quality pigment to our coatings and other TiO2 customers throughout the world. The mining, beneficiation and smelting of titanium bearing mineral sands creates meaningful quantities of two co-products --- zircon and pig iron --- which we also supply to customers around the world.

PROXY SUMMARY

The following chart highlights our fully integrated business across the TiO2 value chain.

Mineral Sands and Beneficiation
TiO2 Pigment Process
End Markets
Titanium and Zircon Bearing Sands
Mineral Separation
Rutile
Leucoxene
Ilmenite
Activated Carbon
SR Kiln
Synthetic Rutile
Slag Furnaces
Slag
Chloride Process
Sulphate Proces
TiO2
Pig Iron
Zircon
Activated Carbon
Welding Electrodes
Titanium Tetrachloride
Coatings
Plastics
Paper and Specialty
Steel / casting
Ceramics
Chemicals
Refractory / foundry

2018 Business Performance & Accomplishments

In 2018, Tronox delivered strong financial results that demonstrated the value of our vertical integration strategy in a dynamic market environment. Net sales of $1,819 million increased 7% over 2017. Adjusted EBITDA of $513 million increased 22% to the highest level since 2012, when Tronox Limited first became listed on the New York Stock Exchange (the “NYSE”). Our Adjusted EBITDA margin of 28% increased 3 points from 25% in 2017 and our Adjusted TiO2 EBITDA margin of 33% increased 4 points from 29% in 2017. Our TiO2 business generated free cash flow of $355 million, a 3% increase over 2017. Net income (loss) per share of ($0.06) improved by 93% from the prior year, while adjusted earnings per share (EPS) improved from ($0.27) in 2017 to $0.56 in 2018.

PROXY SUMMARY

In addition to delivering strong financial results, we posted an exceptional year from a safety standpoint, and all three of our pigment plants exceeded their quality targets.

Shareholder Engagement

At our most recent Annual Meeting of Shareholders held on May 23, 2018, our Say-on-Pay advisory vote passed with the affirmative vote of 94% of the combined Class A and Class B votes cast, including 91% of the then Class A shareholders who casted a vote. We believe the positive Say-on-Pay advisory vote was a reflection of the focus and commitment by the Board and the Company’s Human Resources and Compensation Committee (the “HRCC”) to make important changes regarding our executive compensation program during the years ended 2017 and 2018 based upon prior feedback received from shareholders and comments made by proxy advisory firms.

During the past year, we continued our practice of active engagement with shareholders on many levels. Our CEO and other members of the Tronox executive team interacted frequently with shareholders both in 1:1 meetings and at investor conferences. These interactions were aimed at providing insight and transparency into our financial results, operations and long-term strategy. To further these efforts, on May 30, 2019, we intend to hold an investor day, our first in several years, at which our investors will have the opportunity to learn more about Tronox’s strategic initiatives and interact with a broad range of our executives.

In terms of shareholder engagement, our CEO and former Non-Executive Chairman held 4 meetings with shareholders, representing 28% of the shares outstanding to discuss the reasons shareholders would benefit from the Re-Domicile Transaction, as well as a wide range of compensation issues and issues relating to Environment, Sustainability and Governance (“ESG”). During these shareholder interactions, we received valuable insight as to how shareholders view our executive compensation and governance practices. Shareholders appreciated our transparency and the willingness by our senior executives and members of the Board to engage with, and listen to, them.

Execution of our Strategic Transformation During 2018

It has been a time of extraordinary change for the Company since the Company’s last annual general meeting of shareholders that has required significant time and focus by the Board. During 2018 and the first part of 2019, the following events occurred all of which we believe will contribute to the creation of long-term, sustainable value for our shareholders and further our strategy of becoming world’s most vertically integrated and lowest cost producer of TiO2.

Re-Domiciliation from Australia to the United Kingdom

At a special meeting of shareholders on March 8, 2019, our shareholders overwhelmingly approved the re-domiciliation of our Company from Australia to the UK, and on March 27, 2019, shares of Tronox Holdings plc, the new UK-company, began to trade on the NYSE. We believe being a U.K. incorporated company provides several potential advantages for our shareholders, including:

•	increasing the attractiveness of our shares to certain investors by eliminating the dual class share structure, and by providing our Board with greater authority and flexibility to undertake share repurchases than our former Constitution or Australian law permits;

PROXY SUMMARY

•	facilitating the ability of our Board to periodically refresh itself as we believe it will be easier to recruit new Board members to a UK incorporated company, we will have more flexibility in terms of board size, and there will no longer be a requirement that two of our Board members are Australian residents;
•	providing greater certainty with respect to certain tax matters in light of the Multilateral Instrument by the Governments of Australia and the UK; and
•	bringing our jurisdiction of incorporation more into line with some of our peers and the majority of other non-US companies listed on the NYSE thereby potentially more easily attracting investors.

Board of Director Refreshment

We took immediate advantage of the Re-Domicile Transaction to begin the process of Board refreshment by expanding our Board to 10 members and appointing two new independent directors --- Dr. Vanessa Guthrie and Mr. Stephen Jones --- who are standing for election by shareholders for the first time at this year’s annual general meeting of shareholders. The Board believes that Mr. Jones and Dr. Guthrie possess the right combination of relevant industry and executive experience, judgement, expertise and perspective to provide guidance to, and oversight of, Tronox’s management. The Board also took the opportunity presented by the Re-Domicile Transaction to revamp the committee structure and, assuming Mr. Stephen Jones and Ms. Ginger Jones are re-elected as Directors at the Annual Meeting, the Board approved Mr. Jones to serve as the new chairperson of the HRCC and Ms. Jones to serve as the new chairperson of the audit committee, each to be effective immediately following the Annual Meeting. We believe that such appointments will help to ensure continuity at these important committees as Mr. Jones and Ms. Jones can continue to receive any necessary guidance from Mr. Hinman and Mr. Hines, the current chairpersons of the HRCC and audit committee, both of whom are expected to retire at the Company’s 2020 annual meeting of shareholders. For further details on the changes to our committee compositions see the section entitled “Proposal 1 – Election of Directors” included elsewhere in this Proxy Statement.

Cristal Transaction

In April 2019, after a more than two-year regulatory approval process, we closed the acquisition of Cristal’s TiO2 business. Immediately before closing, we obtained the final regulatory approval from the U.S. Federal Trade Commission (the “FTC”) pursuant to which we were required to divest Cristal’s North American TiO2 business, including its two-plant Ashtabula TiO2 complex and certain intellectual property rights, to Ineos Enterprises. We anticipate that transaction to close on May 1, 2019 that will generate approximately $700 million in cash.

The acquisition of the Cristal assets outside of North America is transformative for Tronox. It will make us the second largest TiO2 producer in the world with the potential for significant long-term value creation for our shareholders through both acquisition synergies and the benefits of an integrated supply chain in mining, beneficiation, and pigment production.

Consideration for the Cristal Transaction consisted of $1.673 billion in cash as well as 37,580,000 ordinary shares making Cristal Netherlands our largest single shareholder. At closing, we entered into a shareholders agreement with Cristal Netherlands and Cristal which, among other things, gives Cristal Netherlands the right to nominate two of our directors. Cristal Netherlands has nominated two of its senior executives for election to the Board --- Mr. Mutlaq Al-Morished and Mr. Moazzam Khan --- who will stand for election by shareholders for the first time this year. As a result of the appointments of the two Cristal designated directors, the size of our Board has increased to twelve members.

Recombined Roles of Chairman and CEO under Jeffry Quinn

The Board unanimously determined to combine the roles of Chairman and CEO in Mr. Jeffry Quinn. Mr. Quinn has been a member of our Board since 2011 and has been our President and CEO since December 2017. In light of the Cristal Transaction closing and overall strategic transformation, the Board believes that a unitary leadership structure with a combined Chairman/CEO will best serve the interests of our shareholders and contribute to long-term sustainable value creation. The Board further believes that Mr. Quinn has the character, demeanor and quality of leadership to serve in both roles and that combining the roles will not diminish the Board’s ability to oversee management and monitor risk.

PROXY SUMMARY

With the roles of Chairman and CEO now combined, the Board deemed it important to designate an independent director to be Lead Independent Director. Hence, simultaneously with re-combining the roles of Chair and CEO, the independent Directors elected Mr. Ilan Kaufthal to hold the position of Lead Independent Director.

Exxaro Transaction Completion Agreement

During 2018 and the first quarter of 2019 we also began to undertake a series of steps that will facilitate the exit of our former largest shareholder, Exxaro Resources Limited (“Exxaro”), and unwind Exxaro’s involvement in our South African mining and beneficiation activities. The series of transaction related to this initiative are encapsulated in the Exxaro Mineral Sands Transaction Completion Agreement (the “Completion Agreement”) which we signed in November 2018.

The Completion Agreement provides for the orderly sale of Exxaro’s remaining approximately 24% ownership interest in us during 2019, subject to market conditions, helped to facilitate the Re-Domicile Transaction, as well as addressed several legacy issues related to our 2012 acquisition of Exxaro’s mineral sands business. The Completion Agreement will also enable us to acquire Exxaro’s 26% ownership interests in our South African operations in a manner which we believe will not imperil our “empowerment” status under South African law. For further information regarding the Completion Agreement, see our Annual Report on Form 10-K/A for the year ended December 31, 2018.

Voting Matters

Management Proposals		Board Vote Recommendation	Page Reference
Proposal 1	Election of Directors	For Each Nominee	11
Proposal 2	Non-binding Advisory Vote to Approve the Compensation of Our Named Executive Officers (Say-On-Pay)	For	32
Proposal 3	Ratification of Appointment of Independent Registered Public Accounting Firm	For	69

The approval of Proposals 1, 2 and 3 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and actually cast on each such specific Proposal. Abstentions and, if applicable, broker non-votes will have no effect on the approval of Proposals 1, 2 and 3.

Each of our current Directors is standing for re-election to hold office until the next annual meeting of shareholders or until his or her successor is duly elected and qualified.

PROXY SUMMARY

Nominees for Director

New Independent Directors. As a result of the Re-Domicile Transaction, our new Articles of Association provide the Board with increased flexibility to increase the size of the board and add new directors. As such, in anticipation of completion of the Re-Domicile Transaction, the Board undertook a process to identify and recruit two new members. The Board used a comprehensive process to identify candidates from a diverse candidate pool who could contribute to the overall effectiveness of the Board and bring their relevant skills and backgrounds to assist in the Board’s oversight responsibilities and guidance to management in the formation and execution of the Company’s long-term strategic plan. Based on this initiative, immediately following completion of the Re-Domicile Transaction, the Board was in a position to elect two new independent directors, Mr. Stephen Jones and Dr. Vanessa Guthrie. Mr. Jones has served as the President and Chief Executive Officer of Covanta Holding Corporation since March 2015. Mr. Jones brings to the Board important experience managing and growing domestic and international companies, business acumen and public company director experience. Dr. Guthrie is a highly accomplished mining executive and director with a career spanning 30 years in the resources sector across diverse roles in operations, environment, community and indigenous affairs, corporate development and sustainability.

Exxaro Nominees. In connection with the Re-Domicile Transaction, we entered into a new Shareholder’s Deed with Exxaro. The new Exxaro Shareholder’s Deed provides that Exxaro has the right to nominate a certain number of directors to the Board relative to their shareholding and the size of the Board. Pursuant to the New Exxaro Shareholder’s Deed, in the event that the Board size is between nine and twelve directors and Exxaro’s ownership percentage in us is below 20% but above 10%, then Exxaro is entitled to nominate one director to the Board. As such, Exxaro has nominated Mxolisi Mgojo, the CEO of Exxaro and a Director of the Company since 2016, as its nominee at the Annual Meeting.

Cristal Nominees. As noted above, upon closing of the Cristal Transaction, Cristal Netherlands became our largest single shareholder. Pursuant to the terms of a shareholders agreement with Cristal Netherlands and Cristal which was signed at closing, Cristal Netherlands has the right to nominate two of our directors. Cristal Netherlands has nominated --- Mr. Mutlaq Al-Morished and Mr. Moazzam Khan --- who will stand for election for the first time this year. Messrs. Al-Morished and Khan bring a wealth of business experience in the TiO2 and chemical industries and will be of invaluable assistance in managing our newly acquired operations in Saudi Arabia. Due to their lack of independence under NYSE listing standards, neither gentlemen will serve on any of our committees.

PROXY SUMMARY

Director Nominees. The following table provides summary information about each Director nominee, all of whom are currently members of the Board, as well as the expected composition of each Board committee following the Annual Meeting, assuming each Director is re-elected.

Director	Age	Director Since	Current Occupation	Independent	A	HRCC	CG
Jeffry Quinn	60	2011	Chairman and CEO, Tronox Holdings plc
Ilan Kaufthal	71	2011	Lead Independent Director, Tronox Holdings plc Eastwind Advisors	X			M
Mutlaq Al- Morished	62	2019	CEO, TASNEE
Vanessa Guthrie	58	2019	Non-executive Director of Santos Limited and Adelaide Brighton Ltd.	X	M		M
Andrew Hines	79	2011	Principal, Hines & Associates	X	M		M
Wayne Hinman	72	2011	Former Vice President and General Manager, Worldwide Merchant Gases, Air Products & Chemicals, Inc.	X		M	C
Peter Johnston	68	2012	Former Interim CEO, Tronox Limited; Former Global Head of Nickel Assets, Glencore	X	M	M
Ginger Jones	54	2018	Former Senior Vice President and CFO, Cooper Tire & Rubber Company	X	C	M
Stephen Jones	57	2019	President & CEO, Covanta	X	M	C
Moazzam Khan	61	2019	Managing Director, Cristal Inorganic Chemicals Netherlands
Mxolisi Mgojo (1)	58	2016	CEO, Exxaro Resources
Sipho Nkosi	64	2012	Former CEO, Exxaro Resources	X		M	M
(1)	Mr. Mgojo was nominated to our Board pursuant to the terms of the Shareholder’s Deed. Pursuant to such Shareholder’s Deed, Exxaro will lose its right to nominate any directors when Exxaro holds less than 10% of our outstanding voting shares. Exxaro has announced its intention to divest the shares of Tronox that it still owns. Thus, we anticipate that during 2019, Mr. Mgojo will resign from the Tronox board.
A	Audit Committee	C	Chairperson
HRCC	Human Resources and Compensation Committee	M	Member
CG	Corporate Governance and Nominating Committee

PROXY SUMMARY

Corporate Governance Highlights

The Board is committed to continually improving its corporate governance processes, practices and procedures. Our governance policies and structures are designed to promote the Board’s thoughtful oversight of Tronox’s business decisions and ensure intelligent risk-taking, with the goal of furthering our long-term strategic goal of becoming the world’s most vertically integrated and lowest cost producer of TiO2. Highlights include:

✔	An increasingly diverse Board with the appropriate mix of skills, experience and perspective. With the nomination of Vanessa Guthrie 17% are women, 50% are non-U.S. citizens and 17% are black South Africans;
✔	The appointment of a Lead Independent Director with meaningful role and responsibilities following the recombination of the Chairman and Chief Executive Officer roles in our current CEO, Jeffry Quinn;
✔	Publication of an annual comprehensive sustainability report meeting the Global Reporting Initiative (“GRI”) Framework for Sustainability Reporting;
✔	Adoption by the Company in late 2018 of a new and improved Code of Ethics and Business Conduct;
✔	A portion of all executives’ annual compensation tied to the achievement of safety metrics, reflecting the importance of our employees and their safety to Tronox;
✔	Eight of our twelve Directors are independent under NYSE listing standards, with the non-independent Directors consisting of our CEO and Chairman, a member appointed by Exxaro and the two members appointed by Cristal Netherlands. While such Directors are not deemed to be independent, we believe their interests are aligned with the Company’s as a result of their significant ownership interest in us;
✔	Directors are elected annually under a majority voting standard;
✔	All Board Committees are fully independent;
✔	Two Audit Committee members are deemed “financial experts”;
✔	Policy limiting the number of public company boards on which Directors may serve;
✔	Minimum share ownership requirements for Directors and Executive Officers;
✔	Anti-Hedging of Company Securities Policy; and
✔	Shareholder ratification of the selection of external audit firm.

PROXY SUMMARY

Executive Compensation Program Highlights

Our executive compensation program is designed to incentivize and motivate our executive officers to manage our business well over the long-term, to drive performance improvements, and to increase shareholder value. The incentive compensation elements of our program are designed to closely align the financial interests of our executive with those of our shareholders. Highlights include:

✔	Emphasis on performance-based compensation: 82% of our CEO’s target compensation and 69% of our other NEOs’ target compensation is “at-risk”;
✔	Use of metrics in the annual incentive compensation plans for the CEO and other NEOs which are expected to drive long-term shareholder value;
✔	Importance of safety reinforced by linking to executive compensation: 16% of our executives’ annual incentive compensation is determined by the achievement of pre-set safety metrics;
✔	Minimum share ownership requirements for the CEO (5x base salary) and other NEOs, (3x base salary) which reinforce our focus on shareholder alignment;
✔	No excise tax gross-up provisions in any change-in-control provisions;
✔	No re-pricing of stock options without shareholder approval;
✔	No cash buyout of underwater options;
✔	Annual review of executive compensation design, market competitiveness, and best practices;
✔	50% of the long-term incentive program equity grants only vest if the Company achieves pre-determined performance metrics; and
✔	Retention of an independent compensation consultant to provide guidance and support to the HRCC.

Pay Aligned to Short-term & Long-term Company Performance

A significant portion of our NEO pay is variable and at risk and is subject to Company and individual performance measured against financial and operating objectives, and to relative TSR.

Short-term Incentive

80% of our NEOs’ annual incentive plan (AIP) is linked to the Company’s overall performance on financial and safety metrics, and 20% is linked to the NEO’s individual performance. In 2018 the two financial targets were Adjusted EBITDA (50% weighting) and free cash flow (30% weighting), with safety metrics weighted at 20%. In 2018 our performance produced a weighted payout of 172.1% of target.

Long-term Incentive

50% of the long-term incentive program equity grants only vest if the Company achieves pre-determined performance metrics. The final number of performance shares that were granted in February 2016 and vested in February 2019, for the three-year performance period ended December 31, 2018, represented 141.7% of target shares and was comprised of: (a) 200% of target shares for Total Shareholder Return (TSR) shares (25% weighting) as our three-year TSR ranking was at the 80.7th percentile (equating to maximum performance) versus the relevant TSR peer group; and (b) 122.2% of target shares for our cumulative cash generation shares (75% weighting) as the Company’s actual Cumulative Cash Generation of $620 million (equating to between target and maximum performance).

PROXY SUMMARY

2018 Executive Total Target Compensation Mix

To promote a performance-based culture that aligns the interests of management and shareholders, our executive compensation program focuses extensively on performance-based cash and equity-based compensation. As illustrated in the chart below, the substantial majority of our NEOs’ target compensation in 2018 was in the form of “at-risk” compensation (short-term and long-term). Fixed pay consists of annual base salary, and “at-risk” pay consists of performance-based annual cash bonuses, and a combination of long-term time and performance-based equity awards.

AIP = Annual Incentive Plan; LTIP = Long-Term Incentive Plan; RSUs = Restricted Stock Units.

The aforementioned proxy summary provides an overview of the information contained elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read carefully this Proxy Statement in its entirety prior to voting. For additional information regarding our 2018 operating and financial performance, please also review our Annual Report on Form 10-K/A for the year ended December 31, 2018.

TRONOX HOLDINGS PLC

Registered Office:
25 Bury Street, Third Floor
SW1Y 6AL, London England
PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 22, 2019

PROPOSAL 1—ELECTION OF DIRECTORS

Tronox’s business and affairs are managed under the direction of the Board, which is currently comprised of twelve members. Eight of those members are independent of which six are standing for re-election and two --- Vanessa Guthrie and Steve Jones --- are being voted on by our shareholders for the first time. The addition of these two new independent board members reflects two factors: first, as part of re-domiciling from Australia to the U.K., the Board now has greater flexibility under our Articles of Association to increase its size and second, the Board is very focused on refreshing itself over the next several years. The Board, in conjunction with an independent search firm, used a comprehensive process to identify candidates from a diverse candidate pool who could contribute to the overall effectiveness of the Board and bring their relevant skills and backgrounds to assist in the Board’s oversight and development of the Company’s strategic objectives.

Informed by this comprehensive review, the Board identified and appointed Mr. Stephen Jones and Dr. Vanessa Guthrie as new independent Directors of the Board effective March 28, 2019. Mr. Jones has served as the President and Chief Executive Officer of Covanta Holding Corporation since March 2015. Mr. Jones brings to the Board important experience managing and growing domestic and international companies, business acumen and public company director experience. Dr. Guthrie is a highly accomplished executive and director with a career spanning 30 years in the resources sector across diverse roles in operations, environment, community and indigenous affairs, corporate development and sustainability. Shareholders will have the opportunity to elect for the first time Mr. Jones and Dr. Guthrie at the Annual Meeting.

In connection with the consummation of the Cristal Transaction, Cristal Netherlands became our largest single shareholder. Pursuant to the terms of a shareholders agreement with Cristal which was signed at closing, Cristal Netherlands has the right to nominate two of our directors. Cristal Netherlands has nominated --- Mr. Mutlaq Al-Morished and Mr. Moazzam Khan --- who will stand for election for the first time this year. Messrs. Al-Morished and Khan bring a wealth of business experience in the TiO2 and chemical industries and will be of invaluable assistance in managing our newly acquired operations in Saudi Arabia. Due to their lack of independence neither gentlemen will serve on any of our committees. In addition, upon consummation of the Cristal Transaction, the Board appointed Dr. Talal Al-Shair as director emeritus for the purpose of providing consulting and advisory service to the Board as the Board shall request from time to time. Dr. Talal is the founder of Cristal and has extensive experience and knowledge regarding Cristal and industry-related matters.

As part of the Re-Domicile Transaction, we entered into a new Shareholder’s Deed with Exxaro whereby Exxaro would continue to have the right to nominate a certain number of directors to our Board relative to their shareholding and the size of our Board. Pursuant to the Shareholder’s Deed, in the event that our Board size is between 9 and 12 directors and Exxaro’s ownership percentage in us remains above 10% but below 20%, then Exxaro is entitled to continue to nominate one director to the Board. When Exxaro’s ownership in Tronox falls below 10%, it will no longer have any right to nominate a Board member. Based upon Exxaro’s current shareholding of approximately 17.6%, Exxaro is currently entitled to nominate one director to the Board. For the 2019 annual meeting, Mr. Mgojo is the member nominated by Exxaro to serve as a Director in accordance with the Shareholder’s Deed. Exxaro’s previous Class B independent Director, Mr. Daniel Blue, retired from the Board upon the consummation of the Re-Domicile Transaction.

Accordingly, the nominees for election as Directors this year are Jeffry N. Quinn, Ilan Kaufthal, Mutlaq Al-Morished, Vanessa Guthrie, Andrew P. Hines, Wayne A. Hinman, Peter B. Johnston, Ginger M. Jones, Stephen Jones, Moazzam Khan, Mxolisi Mgojo and Sipho Nkosi. Each of these nominees, other than Messrs. Mgojo, Khan and Al-Morished, have been nominated by the Corporate Governance and Nominating Committee in accordance with our Articles of Association.

PROPOSAL 1—ELECTION OF DIRECTORS

Each of the nominees must be elected by a majority of votes cast at the Annual Meeting to hold office until their successors are duly named and qualified at the next Annual Meeting. All the nominees are current Directors. Your Board of Directors recommends a vote FOR these nominees by shareholders. Shares represented by proxy will be voted FOR the nominees unless you specify otherwise in your voting instructions.

We expect each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve at the time the election occurs, proxies may be voted for the election of a substitute nominee. With respect to Mr. Mgojo who was nominated to the Board by Exxaro pursuant to the terms of its Shareholders Deed, as noted above, Exxaro will lose its right to nominate any of our Board members when its ownership interest in Tronox falls below 10%. Exxaro has previously announced its intention to divest the shares of Tronox that it still owns. Thus, we anticipate that during 2019, Mr. Mgojo will resign from the Board.

The Board of Directors recommends that shareholders vote “FOR” the election of each of the following nominees:

NAME	AGE (1)	POSITION
Jeffry N. Quinn	60	Chairman and CEO
Ilan Kaufthal	71	Lead Independent Director
Mutlaq Al-Morished	62	Director
Vanessa Guthrie	58	Director
Andrew P. Hines	79	Director
Wayne A. Hinman	72	Director
Peter B. Johnston	68	Director
Ginger M. Jones	54	Director
Stephen Jones	57	Director
Moazzam Khan	61	Director
Mxolisi Mgojo	58	Director
Sipho Nkosi	64	Director

   (1)  As of April 20, 2019

Set forth below is a description of the backgrounds of the Director nominees. Except as otherwise indicated below, each of our Directors, other than Messrs. Jones, AL-Morished, Khan and Dr. Guthrie, joined Tronox Holdings plc effective as of the Implementation Date of the Re-Domicile Transaction. Additionally, each of our Directors, other than Messrs. Jones, Al-Morished, Khan and Dr. Guthrie were also Directors of Tronox Limited prior to the Re-Domicile Transaction. There are no family relationships among any of our Directors.

Jeffry N. Quinn

Jeffry N. Quinn has been President, Chief Executive Officer and Director of Tronox Holdings plc effective as of the Implementation Date. In addition, on March 28, 2019, Mr. Quinn was appointed as Chairman of the Board. Prior to the Re-Domicile Transaction, Mr. Quinn was President & Chief Executive Officer of Tronox Limited since December 1, 2017, a Director of Tronox Limited since June 15, 2012 and was a Director of Tronox Incorporated from February 2011 until June 15, 2012.

Previously Mr. Quinn was the founder, Chairman, Chief Executive Officer and Managing Member of Quinpario Partners LLC, and served in such role from July 2012 until December 2017. In conjunction with that role Mr. Quinn also served as President, Chairman and Chief Executive Officer and as a member of the Board of Directors of Quinpario Acquisition Corp.(“QPAC”) and as a member of the Board of Directors of Quinpario Acquisition Corporation 2 (“QPAC2”), both NASDAQ listed special purpose acquisition companies sponsored by Quinpario. Mr. Quinn held his roles at QPAC from its inception in May 2013 until June 30, 2014, when it completed its business combination with Jason Industries, Inc. (NASDAQ: JASN) (“Jason”). Mr. Quinn served as Chairman of the Board of Jason from August 2013 to June 2018, served as its Chief Executive Officer from November 2015 to December 2016 and continues to serve as a member of the Board of Directors.

Prior to forming Quinpario Partners LLC, Mr. Quinn was President, Chief Executive Officer and Chairman of the Board of Solutia Inc. (formerly NYSE: SOA), a global specialty chemical and performance materials company. From 2004 to 2012, Mr. Quinn served as the President and Chief Executive Officer of Solutia, and served as the

PROPOSAL 1—ELECTION OF DIRECTORS

Chairman of the Board from 2006 to 2012. Prior to joining Solutia, Mr. Quinn was Executive Vice President, Chief Administrative Officer, Secretary and General Counsel for Premcor Inc. (formerly NYSE: PCO) and Senior Vice President-Law & Human Resources, Secretary and General Counsel for Arch Coal, Inc. (NYSE: ACI). In addition to serving on the Board of Directors of Tronox and Jason, Mr. Quinn serves as a member of the Board of Directors of W.R. Grace & Co. (NYSE: GRA), a global supplier of catalysts and formerly served on the Board of Directors at Ferro Corporation, SunEdison, Inc. (formerly MEMC Electronic Materials Inc.) and Tecumseh Products Company.

Mr. Quinn received a bachelor’s degree in Mining Engineering and a Juris Doctorate degree from the University of Kentucky. Mr. Quinn brings to the board his core business and leadership skills, his global chemical company experience, and his experience leading a highly regulated, global business in rapidly changing markets, as well as his public company director experience.

Ilan Kaufthal

Ilan Kaufthal has been a director of Tronox Holdings plc effective as of the Implementation Date, and was appointed Lead Independent Director on March 28, 2019. Prior to the Re-Domicile Transaction, Mr. Kaufthal was Non-Executive Chairman of Tronox Limited since June 27, 2017, was its Lead Independent Director from September 6, 2016 to June 27, 2017, a Director since June 15, 2012 and was a Director of Tronox Incorporated from February 2011 until June 15, 2012. He is Chairman of East Wind Advisors, a specialized investment banking firm serving companies in the media, education and information industries. Mr. Kaufthal is a director of Cambrex Corporation (NYSE: CBM), a supplier to the pharmaceutical industries. Mr. Kaufthal is also the non-executive chairman of Israel Discount Bank of New York since March 2019. Earlier in his career, he was Vice Chairman of Investment Banking at Bear Stearns & Co., Vice Chairman and Head of Mergers and Acquisitions at Schroder & Co., and SVP and CFO at NL Industries, at which time was a significant producer of titanium dioxide. Mr. Kaufthal is a graduate of Columbia University and the New York University Graduate School of Business Administration. Mr. Kaufthal brings to the Board his financial, investment, business skills and previous experience in the titanium dioxide business.

Mutlaq Al-Morished

Mr Al-Morished is currently the Chief Executive Officer of National Industrialization Company (TASNEE), which is a 79% shareholder of Cristal and one of the largest Saudi diversified industrial companies having investments in several fields. Mr Al-Morished is also the Chairman of the board of National Metal Manufacturing & Casting Co. (Maadaniyah) and serves as a board member of General Organization of Saudi Arabian airlines, Alinma Tokio Marine (ATMC), Aluminium Bahrain (ALBA), Gulf Petrochemical & Chemical Association (GPCA), CITI Group in Saudi Arabia and Alinma Bank. Prior to joining TASNEE, Mr Al-Morished was the Executive Vice President of Corporate Finance and Chief Financial Officer of Saudi Basic Industries Corporation (SABIC) from 2004 through 2015. Mr Al-Morished was also the Vice President of Metals SBU, Executive Vice President of Shared Services and President of Saudi Petrochemical Company (SADAF) and Saudi Iron & Steel Com (HADEED), consecutively. Mr Al-Morished previously served as Chairman of the Board of YANSAB, SABIC Capital in the Netherlands, SAUDI KAYAN, SABIC Captive Insurance Limited in the UK and Alinma Investment Co. He was also a board member of Gulf Bank in Bahrain & the Advisory Board for Economic Affairs of the Supreme Economic Council of Saudi Arabia. Mr Al-Morished holds a Master of Business Administration degree from Stanford University, a Master of Science degree in Nuclear Engineering from Princeton University and a Bachelor of Science degree in Nuclear Physics & Mathematics from the University of Denver. Mr Al-Morished will bring to the Board years of extensive senior management, business and leadership experience in the TiO2 and other chemicals businesses.

Vanessa Guthrie

Dr. Vanessa Guthrie has been a Director of Tronox Holdings plc since March 28, 2019. Dr. Guthrie is a highly accomplished executive and Board director with a career spanning 30 years in the resources sector across diverse roles in operations, environment, community and indigenous affairs, corporate development and sustainability. From 2013 to 2016, Dr. Guthrie was the Managing Director and Chief Executive Officer of Toro Energy Limited, an Australian uranium mining company (ASX: TOE). Dr. Guthrie is currently a non-executive Director of Santos Limited (ASX: STO) (“Santos”), one of the leading independent oil and gas producers in the Asia-Pacific region, and is a member of Santos’s EHS and Sustainability Committee and People and

PROPOSAL 1—ELECTION OF DIRECTORS

Remuneration Committee. In addition, Dr. Guthrie is a non-executive Director of Adelaide Brighton Ltd. (ASX: ABC) (“Adelaide Brighton”), one of Australia’s leading integrated construction materials and lime producers, and is a member of the Safety, Health and Environment committee and Chair of Adelaide Brighton’s People and Culture committee. Dr. Guthrie is also a non-executive Director of the Australian Broadcasting Corporation where she chairs the Editorial Committee, Chair of the Minerals Council of Australia Deputy Chair of the Western Australia Cricket Association and a Council member of Curtin University where she is chair of the Finance Committee. Dr. Guthrie has qualifications in geology, environment, law and business management, including a PhD in Geology, and was awarded an Honorary Doctor of Science from Curtin University in 2017 for her contribution to sustainability, innovation and policy leadership in the resources industry.

Andrew P. Hines

Andrew P. Hines has been a Director of Tronox Holdings plc effective as of the Implementation Date. Prior to the Re-Domicile Transaction, Mr. Hines was a Director of Tronox Limited since June 15, 2012 and was a Director of Tronox Incorporated from February 2011 until June 15, 2012. Mr. Hines is currently a principal of Hines & Associates, a financial management consulting firm which he has led since 2006. He had been Executive Vice President/Chief Financial Officer of Sonar Entertainment between June 2011 and June 2014. Sonar Entertainment develops, produces and distributes original made-for-television movies and mini-series. From September 2009 to June 2010, Mr Hines served as Executive Vice President/Chief Financial Officer of World Color Press Inc. (formerly, Quebecor World), a company which provided high-value and comprehensive print, digital, and related services to businesses worldwide. From October 2005 to September 2006, he served as Vice President and Chief Financial Officer of GenTek, Inc., a manufacturer of industrial components and performance chemicals. Mr Hines is a director of Schmitt Industries Inc. (NASDAQ: SMIT), a company that designs, manufactures and markets highly precise test, measurement and process control systems. From November 2003 to 2007, Mr Hines served as a director and Chairman of the Audit Committee of Superior Essex, Inc. Mr Hines brings to the Board in-depth financial experience and highly valued senior leadership experience including public company director experience. Because of his accounting background and extensive financial experience, Mr Hines is Chairman of our Audit Committee, as well as deemed to be a “financial expert,” as defined by the applicable rules of the SEC. He is a member of the American Institute and New York Society of Certified Public Accountants.

Wayne A. Hinman

Wayne A. Hinman has been a Director of Tronox Holdings plc effective as of the Implementation Date. Prior to the Re-Domicile Transaction, Mr. Hinman was a Director of Tronox Limited since June 15, 2012 and was a Director of Tronox Incorporated from February 2011 until June 15, 2012. Mr. Hinman brings to the Board a wealth of expertise in the chemicals and energy sectors, core business and leadership skills and public company director experience. Until his retirement in January 2007, he served in various positions at Air Products & Chemicals, Inc. during a 33 year career, including President of Asia, V.P. and GM of the worldwide merchant gases business, a $2.5 billion business. He also served as a director on numerous joint venture boards within the industrial gases business, as Chairman of Air Products South Africa and as a member of the board of INOXAP in India. Mr. Hinman also served as a member of the board of directors of American Ref-fuel, Pure Air USA, and Taylor-Wharton International. Mr. Hinman is currently a member of the board of Lutron Electronics Co., Inc. Mr. Hinman served in the United States Air Force achieving the rank of Captain. He received his MBA from Virginia Polytechnic Institute and completed the Harvard AMP program.

Peter B. Johnston

Peter B. Johnston has been a Director of Tronox Holdings plc effective as of the Implementation Date. Prior to the Re-Domicile Transaction, Mr. Johnston was interim CEO of Tronox Limited from May 15, 2017 to November 30, 2017 and had been a Director of Tronox Limited since August 1, 2012. He was appointed Global Head of Nickel Assets for Glencore in May 2013 and held that position until his retirement in December 2015. Previously he was Managing Director and Chief Executive Officer of Minara Resources Pty Ltd from 2001 to 2013. He was Vice Chairman of the Nickel Institute; past Chairman of the Minerals Council of Australia; past President of the Chamber of Minerals & Energy (WA); and past Vice President of the Australian Mines and Metals Association. Mr. Johnston also was a director of Silver Lake Resources Limited (ASX:SLR). He formerly was employed by WMC Ltd between 1993 and 2001, during which he held the position of Executive General

PROPOSAL 1—ELECTION OF DIRECTORS

Manager with responsibility over nickel and gold operations, Olympic Dam Operations, Queensland Fertilizers Ltd., and human resources. Mr. Johnston is currently a member of the board of NRW Holdings Limited (ASX:NWH). Mr. Johnston brings to the Board extensive senior management, operating and leadership experience through his business career in the mining industry.

Ginger M. Jones

Ginger M. Jones has been a Director of Tronox Holdings plc effective as of the Implementation Date. Prior to the Re-Domicile Transaction, Ms. Jones had been a Director of Tronox Limited since April 4, 2018. Ginger M. Jones served as Vice President and Chief Financial Officer of Cooper Tire & Rubber Company, a leading global competitor in the tire industry, since December 2014 and was promoted to Senior Vice President and Chief Financial Officer in February 2016. Ms. Jones retired from Cooper Tire & Rubber Company in December 2018, where she was responsible for Cooper’s financial operations, investor relations, business information systems and corporate strategic planning. Ms. Jones joined Cooper from Plexus Corp., a large, global electronics manufacturing services company. At Plexus, Ms. Jones served as Chief Financial Officer for seven years, having been named Vice President and Chief Financial Officer in 2007 and advancing to Senior Vice President and Chief Financial Officer in 2011. Prior to joining Plexus, she was with Banta Corporation for five years as its Vice President and Corporate Controller. Earlier in her career, Ms. Jones held other accounting and financial positions with Reynolds and Reynolds, O-Cedar Brands, Inc. and Deloitte & Touche. Ms. Jones holds a master’s of business administration degree from The Ohio State University and a bachelor’s degree in accounting from the University of Utah. She is a certified public accountant. Ms. Jones is a member of the board of directors of Libbey Inc., and currently serves on Libbey’s compensation committee and as chair of its audit committee. Ms. Jones brings to the Board her financial, accounting and auditing experience and her public company director experience.

Stephen Jones

Stephen Jones has been a Director of Tronox Holdings plc since March 28, 2019. Mr. Jones was appointed as President and Chief Executive Officer of Covanta Holding Corporation (NYSE: CVA) since March 2015, as well as a director of Covanta since March 2015. Prior to joining Covanta, Mr. Jones was employed by Air Products and Chemicals, Inc. (“Air Products”), a global supplier of industrial gases, equipment and services from 1992 through September 2014. Mr. Jones served as senior vice president and general manager, Tonnage Gases, Equipment and Energy of Air Products, from April 2009 through September 2014. Mr. Jones also served as Air Products’ China President from June 2011 through September 2014 at Air Products’ office in Shanghai. He was also a member of Air Products’Corporate Executive Committee from 2007 through September 2014. Mr. Jones joined Air Products in 1992 as an attorney in the Law Group representing various business areas and functions and in 2007 he was appointed senior vice president, general counsel and secretary. Mr. Jones’ experience managing and growing domestic and international companies and his business acumen are valuable assets to the Board.

Moazzam Khan

Mr Khan has been the Chief Financial Officer of Cristal since October 1, 2015. Prior to joining Cristal, Mr Khan worked for Saudi Basic Industries Corporation (SABIC) for over twenty years and was the Chief Financial Officer of SABIC Capital B.V. from April 1, 2009 to September 2015. At SABIC, Mr Khan held various leadership roles in Finance, Treasury, Corporate Ratings, Mergers and Acquisitions, Corporate Integration and Restructurings, Taxation and SAP implementations. Prior to SABIC, Mr Khan worked for KPMG in Saudi Arabia. Mr Khan was the Chairman of the Board of SABIC Luxembourg S.à r.l., and the Managing Board of SABIC Capital B.V. as well as held directorship roles at SABIC International Holdings B.V., SABIC Ventures B.V., SABIC Ventures US Holdings LLC, JVSS Holding Company, Inc., SD Verwaltungs GmbH and Cristal International B.V. Mr Khan is a fellow member of The Institute of Chartered Accountants in England and Wales (FCA) and holds a degree in Economics as well as leadership and business accreditations from Wharton Business School. Mr Khan will bring to the Board over 20 years of extensive experience in finance, management, treasury and taxation as well as extensive experience in the TiO2 industry.

Mxolisi Mgojo

Mxolisi Mgojo has been a Director of Tronox Holdings plc effective as of the Implementation Date. Prior to the Re-Domicile Transaction, Mr. Mgojo had been a Director of Tronox Limited since June 11, 2016. He has been the Chief Executive Officer of Exxaro Resources Limited since April 1, 2016 and an Executive Director since June 4,

PROPOSAL 1—ELECTION OF DIRECTORS

2015. Mr. Mgojo served as Executive Head of Carbon Operations at Exxaro until May 1, 2015. He served as an Executive Head of Coal at Exxaro since August 2008 and served as its Executive Head of Operations. He served as an Executive General Manager of Coal at Exxaro since August 2008. He served as an Executive General Manager of Base Metals and Industrial Minerals of Exxaro. Prior to joining Exxaro, Mr. Mgojo served as Head of group marketing of Eyesizwe Coal. He served as a Director of Glen Douglas Dolomite (Pty) Limited, Exxaro Base Metals (Pty) Limited, Exxaro Ferroalloys and Alloystream (Pty) Limited. He served as a Director of Richards Bay Coal Terminal Co., Ltd. Mr. Mgojo holds a Bachelor of Science degree (Computer Science) from Northeastern University in the United States, a Bachelor of Science degree with honors (Energy Studies) from Rand Afrikaans University, a Master in Business Administration degree from Henley Business School and has attended the Advanced Management Program at the University of Pennsylvania’s Wharton School in the United States. He is currently the President of the Minerals Council South Africa from May 2017. Mr. Mgojo brings to the Board his experiences and skills in growing leading businesses, innovation and strategy, and leadership development.

Sipho Nkosi

Sipho Nkosi has been a Director of Tronox Holdings plc effective as of the Implementation Date. Prior to the Re-Domicile Transaction, Mr. Nkosi had been a Director of Tronox Limited since June 15, 2012. Mr. Nkosi is the former Chief Executive Officer of Exxaro Resources. Mr. Nkosi has been appointed as independent non-executive chairman designate effective May 1, 2019, of Sasol Limited (NYSE:SSL), an intergrated energy and chemical company based in South Africa. He began his career as a market analyst with Ford Motor Company South Africa in 1980 after which he was appointed as marketing coordinator at Anglo American Coal in 1986. He joined Southern Life Association as senior manager, strategic planning in 1992 and the following year accepted the position of marketing manager, new business development at Trans-Natal Coal Corporation, which later became Ingwe Coal Corporation. Mr. Nkosi joined Asea Brown Boveri (South Africa) Ltd. in 1997 as Vice President Marketing and ABB Power Generation in 1998 as Managing Director. He was the founder and chief executive officer of Eyesizwe Holdings and following its merger with Kumba’s non-iron ore resources was appointed Chief Executive Officer of the renamed entity Exxaro Resources Limited in 2007. Mr. Nkosi holds a Bachelor of Commerce degree from the University of Zululand, an Honors degree in Commerce (Economics) from the University of South Africa and a Master of Business Administration from the University of Massachusetts in the United States. Mr Nkosi also holds the Advanced Management Diploma from Oxford University. Mr. Nkosi brings to the Board his experiences and skills in growing leading businesses, innovation and strategy, and leadership development.

SUSTAINABILITY AND CORPORATE RESPONSIBILITY

At Tronox, corporate citizenship is an integral part of our global business. We believe that our business can and should play a leadership role in improving the quality of life in the communities in which we operate. We are continually challenging ourselves to promote sustainable growth, be transparent in all our business operations, and make positive contributions in the communities where we live and work. We believe that these efforts promote the long-term interests of all our stakeholders, including employees, customers, business partners, shareholders, local communities, and the mining and minerals industries at large.

Embedding this priority into our culture is a core objective of management. In addition to an extensive Safety, Health and Environment organization with experienced, dedicated managers at each of our operating sites around the world, we expect all of our managers and employees to lead with safety and responsibility. We hold managers and employees responsible for, among other things:

•	Pursuing a business strategy that builds on sustainable innovation, operations and business practices, as we seek to grow our businesses and improve the quality of people’s lives everywhere;
•	Openly conducting our business in a manner that is protective of public and occupational health, the environment, and employee safety;
•	Giving environmental considerations priority in manufacturing our products and planning for new products, facilities, and processes;

•	Complying with all environmental laws and regulations;
•	Striving to reduce emissions and waste, and use energy and natural resources efficiently as we grow;
•	Actively soliciting constructive discussions with our employees, suppliers, customers, neighbors, and shareholders on managing environmental issues to ensure continuous improvement; and,
•	Supporting the principles of responsible environmental stewardship, as embodied in voluntary standards and management systems appropriate to our operations around the world. These goals are accomplished by working with our employees, suppliers, customers, contractors, and commercial partners to promote responsible management of our products and processes through their entire life cycle, and for their intended end use, worldwide.

Our commitment to sustainability and corporate responsibility is demonstrated by, among other things, the integration of ESG into executive compensation: 16% of our executives’ annual incentive compensation, including our NEOs, is determined by safety performance. For 2018, we used two metrics to assess safety performance: (1) the disabling injury frequency rate for Tronox employees and contractors, and (2) the total recordable injury frequency rate for Tronox employees and contractors.

In addition, we participate in the Global Reporting Initiative (GRI) Framework for Sustainability Reporting, preparing and publishing an annual comprehensive sustainability report that is available at www.tronox.com/about-us/sustainability. Our GRI report provides disclosure on a variety of economic, environmental, and social sustainability indicators we deem material to us, including energy, water, biodiversity, emissions and effluents and waste. The publication of our annual sustainability report serves several purposes. For our directors and management, we believe the report helps us better understand risk and ensure that we are taking appropriate steps to mitigate those risks. For shareholders, customers and vendors we believe the report highlights Tronox and its employees’ commitment to environmental, social and governance values.

We believe operating our business in a sustainable manner leads to stronger operational and financial results. With respect to environmental sustainability, we strive to, among other things, (i) implement innovative technologies and practices to preserve scarce resources, (ii) reduce energy consumption per unit of production, (iii) reduce water consumption per unit of production, (iv), reduce greenhouse gas emissions per unit of production, (v) reduce waste per unit of production, and (vi) rehabilitate and restore the land we disturb in our mining operations.

HIGHLIGHTS OF OUR ENVIRONMENTAL AND SAFETY ACHIEVEMENTS

We published our 2017 GRI in September 2018 that highlighted our environmental and safety achievements, including:

•	Direct and in-kind investments of approximately $1.5 million to support local communities around the world;
•	Exceptional level of safety performance;
•	Continued investments in energy efficiency, renewable energy sources and minimizing use of municipal water sources either through re-use or use of “fit-for-purpose” water such as sea water;
•	At our Northern Operations in Western Australia, implemented a program to eradicate invasive flora in order to protect indigenous plant species;
•	We spent approximately $4.6 million in connection with the rehabilitation activities at our mining sites; and
•	From 2013 through 2018, we have built approximately 135 houses for families living around our closed Hillendale mine at our KZN operations in South Africa.

Values

The following reflect our core values that are we believe are each supportive of strong sustainable practices:

•	We have an uncompromising focus on operating safe, reliable and responsible facilities.
•	We honor our responsibility to create value for stakeholders.
•	We treat others with respect, and act with personal and organizational integrity.
•	We build our organization with diverse, talented people who make a positive difference and we invest in their success.
•	We are adaptable, decisive and effective.
•	We are trustworthy and reliable, and we build mutually rewarding relationships.
•	We share accountability, and have high expectations for ourselves and one another.
•	We do the right work the right way in every aspect of our business.
•	We celebrate the joy of working together to accomplish great things.

CORPORATE GOVERNANCE OF THE COMPANY

The Board is committed to continually improving its corporate governance processes, practices and procedures. Our governance policies and structures are designed to promote the Board’s thoughtful oversight of Tronox’s business decisions and ensure intelligent risk-taking, with the goal of furthering our long-term strategic goal of becoming the world’s most vertically integrated and lowest cost producer of TiO2. Highlights include:

✓	An increasingly diverse Board with the appropriate mix of skills, experience and perspective. With the nomination of Vanessa Guthrie 17% are women, 50% are non-U.S. citizens and 17% are black South Africans;
✓	The appointment of a Lead Independent Director with meaningful role and responsibilities following the recombination of the Chairman and Chief Executive Officer roles in our current CEO, Jeffry Quinn;
✓	Publication of an annual comprehensive sustainability report meeting the GRI Framework for Sustainability Reporting;
✓	Adoption by the Company in late 2018 of a new and improved Code of Ethics and Business Conduct (the “Code of Conduct”);
✓	A portion of all executives’ annual compensation tied to the achievement of safety metrics, reflecting the importance of our employees and their safety to Tronox;
✓	Eight of our twelve Directors are independent under the NYSE listing standards, with the non-independent Directors consisting of our CEO and Chairman,a member appointed by Exxaro and the two members appointed by Cristal Netherlands. While such Directors are not deemed to be independent, we believe their interests are aligned with the Company’s as a result of their significant ownership interest in us;
✓	Directors are elected annually under a majority voting standard;
✓	All Board Committees are fully independent;
✓	Two Audit Committee members are deemed “financial experts”;
✓	Policy limiting the number of public company boards on which Directors may serve;
✓	Minimum share ownership requirements for Directors and Executive Officers;
✓	Anti-Hedging of Company Securities Policy; and
✓	Shareholder ratification of the selection of external audit firm.

Code of Ethics and Business Conduct

On November 15, 2018, our Board approved the publication and implementation of a new Code of Conduct. We believe that our new Code of Conduct is a significant improvement over the prior version with enhancements to such key compliance areas as competition law, anti-bribery laws, maintaining a fair and safe workplace and guidance on charitable and political contributions. The new Code of Conduct includes an outright ban on the use of Company funds for campaign contributions of any kind. The Code of Conduct applies to employees and directors, as well as our agents, suppliers and contractors. Each employee is responsible for demonstrating integrity and leadership by complying with the provisions of the Code of Conduct, Company policies and all applicable laws. By fully including ethics and integrity in our ongoing business relationships and decision making, we believe we demonstrate a commitment to a culture that promotes the highest ethical standards. Any violation of the Code of Conduct can subject the person at issue to a range of sanctions, up to and including dismissal.

The Code of Conduct is available on the Company’s website at www.tronox.com, under “Investor Relations – Corporate Governance”. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or Director, the Company will promptly disclose the nature of the amendment or waiver on our website.

CORPORATE GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines

Tronox has adopted a set of Corporate Governance Guidelines which address qualifications for members of the Board, Director responsibilities, Director access to management and independent advisors, Director compensation and many other matters related to the governance of the Company. The Corporate Governance Guidelines are available on Tronox’s website at www.tronox.com, under “Investor Relations - Corporate Governance.”

Director Independence

The listing standards of the NYSE, as well as our Corporate Governance Guidelines, require that a majority of the Board be comprised of independent directors. For a director to be considered independent under these standards:

•	The director must meet the bright–line independence tests under the listing standards of the NYSE; and
•	The board must affirmatively determine that the director otherwise has no material relationship with us, directly or as a partner, shareholder or officer of an organization that has a relationship with us.

Based on these standards, the Board has affirmatively determined that all of the current Directors, except for Messrs. Quinn, Mgojo, Al-Morished and Khan, are independent. The Board based these determinations primarily on a review of the responses of our Directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the Directors.

Board Leadership Structure

Chairman of the Board of Directors

On March 28, 2019, the Board combined the roles of Chairman and CEO by appointing Mr. Jeffry Quinn, our President and Chief Executive Officer, as Executive Chairman of the Board. Previously, the roles had been separated and Mr. Ilan Kaufthal had served as the Non-Executive Chairman. Given the strategic transformation we are embarking on by, among other things, completing the Cristal Transaction, the Board believes that a unitary leadership structure with a combined Chairman/CEO will better serve the interests of our shareholders and contribute to long-term sustainable value creation. The Board further believes that Mr. Quinn has the character, demeanor and quality of leadership to serve in both roles and that combining the roles will not diminish the Board’s ability to oversee management and monitor risk.

In reaching its decision, the Board considered a wide range of factors, including, among other things: (i) the benefits of a unified leadership structure during a period when we will be integrating the business of Cristal; (ii) exiting Exxaro as our largest shareholder and taking full control of our South African operations; (iii) the highly independent nature of our Board where a substantial majority of members are independent; (iv) the likelihood that Mr. Quinn’s service as both Chairman and CEO will enhance the Company’s performance as a result of Mr. Quinn’s character and leadership qualities; and (v) Mr. Kaufthal’s previous successful role as Lead Independent Director during the period in which our former CEO, Mr. Thomas Casey, was also Executive Chairman of the Board.

Directors meet in executive session without the presence of Mr. Quinn at meetings of the Board held in person, as well as certain telephonic meetings. At these executive sessions the Directors review among other things the performance of the Company’s management. In the fiscal year 2018, the Directors met in executive session six times.

The Company’s Corporate Governance Guidelines, a copy of which is available on Tronox’s website at www.tronox.com, under “Investor Relations - Corporate Governance,” sets forth the policy and procedure with respect to meetings of non-management Directors and the role, if applicable, of lead independent Directors at such executive sessions, including the procedure by which a lead independent Director is chosen.

CORPORATE GOVERNANCE OF THE COMPANY

Lead Independent Director

The Board considers it to be useful and appropriate that an independent lead director be designated to perform such duties, and have specific responsibilities, as the Board may determine, if the Chairman of the Board and the Chief Executive Officer roles are vested in the same person. Therefore, on March 28, 2019, when the Board appointed Mr. Jeffry Quinn as Chairman of the Board in addition to his role as our President and Chief Executive Officer, the Board also elected Mr. Ilan Kaufthal as the Lead Independent Director. Mr. Kaufthal previously served in such capacity from September 6, 2016 to June 27, 2017, when our former CEO, Mr. Thomas Casey, also served as both our Chairman and Chief Executive Officer.

The specific responsibilities of the Lead Independent Director are as follows: (i) serve as liaison between the chairman and the independent directors (ii) approve information sent to the board; (iii) approve meeting agendas for the board; (iv) approve meeting schedules to assure that there is sufficient time for discussion of all agenda items; (v) possess the authority to call meetings of the independent directors; and (vi) if requested by major shareholders, ensure that he or she is available for consultation and direct communication.

The Lead Independent Director is elected by a majority of the independent Directors for renewable one year terms and until such earlier time as he or she ceases to be a Director, resigns as Lead Independent Director, or is replaced as Lead Independent Director by a majority of the independent Directors.

The qualifications of Lead Independent Director are: (a) be available to work effectively and closely with, and in an advisory capacity to, the Chairman of the Board; and (b) be available to discuss with other Directors and major shareholders any concerns about the Board or the Company and to relay those concerns, where appropriate, to the Chairman of the Board.

The responsibilities of the Company’s Lead Independent Director are described in our Corporate Governance Guidelines available on Tronox’s website at www.tronox.com, under “Investor Relations - Corporate Governance – Corporate Governance Guidelines.”

Majority Vote Standard

Pursuant to our Articles of Association, we have adopted a majority vote standard for the election of our Directors. Each Director shall be elected if such Director receives a majority of the votes cast (as defined below) by the holder of shares present in person or represented by proxy at the meeting and entitled to vote. For this purpose, a “majority of the votes cast” shall mean that number of votes cast “for” a Director’s election exceeds the number of votes cast “against” that Directors’ election.

Over-boarding Policy

Our Corporate Governance Guidelines limit the number of public company directorships Board members may hold. Specifically, a Director cannot sit on the board of directors of more than five public companies (including the Company’s Board); however, any Director who is a chief executive officer of a public company cannot sit on more than two public company boards (other than the company for which he or she serves as the chief executive officer). All Directors are in compliance with this policy.

Share Ownership Guidelines

We have share ownership guidelines that apply to our CEO, all executive officers and all other direct reports of the CEO at the Vice President level, as well as our Directors. The guidelines ensure that executives and Directors are aligned with the interests of our shareholders by requiring them to hold significant levels of Company stock. All shares owned outright and 60% of time-based restricted shares or restricted share units count towards share ownership. Executives and Directors have five years to reach their ownership guidelines.

CORPORATE GOVERNANCE OF THE COMPANY

Additionally, in the fourth quarter 2018, the HRCC amended the share ownership guidelines such that once a covered person has satisfied their respective share ownership guidelines, a decrease in the Company’s share price will not be considered to result in non-compliance on a subsequent determination date as long as such covered person holds the guideline or greater number of shares held at the time the guidelines were initially met.

The ownership guidelines are as follows:

POSITION	Percentage of Base Salary
Chief Executive Officer	500%
Executive Officers	300%
Other Direct Reports of the CEO at VP Level and Above	100%
Percentage of Annual Cash Retainer
Non-employee Directors	500%

Claw-back Policy

The Company has adopted a recoupment or “Claw-Back” Policy for executives, including all the NEOs. This policy allows for claw-back of incentive compensation, from both the annual and long-term plans, if payments pursuant to those plans were based on financial results that were subsequently restated due to fraud or intentional misconduct and the payment was greater than it would have been if calculated based on the accurate financial statements.

Anti-Hedging Policy

The Company has adopted a policy prohibiting Directors, executive officers, employees on our restricted trading list and related persons thereto from hedging or entering into monetization transactions or similar arrangements with respect to Company securities. This policy was established in order to avoid the appearance of improper or inappropriate conduct by any such Director, executive officer, employee or related person.

In addition, all Directors, executive officers, employees on our restricted trading list and related persons thereto are prohibited from engaging in short sales of our securities. Further, such individuals are prohibited from buying or selling puts or calls or other derivative securities on the Company’s securities.

Political Contributions

Our new Code of Conduct prohibits us from using any corporate funds to make political contributions, whether direct or indirect.

Board Meetings and Committees

During 2018, the Board of Directors held a total of 10 meetings. The average attendance at meetings of the Board and committees during 2018 was 94%. All Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which they served that were held during the aforementioned period.

The Board of Directors has established three committees: a Corporate Governance and Nominating Committee, a Human Resources and Compensation Committee and an Audit Committee. During 2018, the

CORPORATE GOVERNANCE OF THE COMPANY

Corporate Governance and Nominating Committee held a total of 5 meetings, the Human Resources and Compensation Committee held a total of 6 meetings, and the Audit Committee held a total of 10 meetings. Each such committee is governed by a written charter, and a current copy of each such charter is available on Tronox’s website at www.tronox.com, under “Investor Relations - Corporate Governance”.

Upon consummation of the Re-Domicile Transaction and the appointment of two new independent Directors, based upon recommendations from the Corporate Governance and Nominated Committee, the Board approved various rotations of committee members. The Board approved Dr. Guthrie as a new member of the Audit Committee and Corporate Governance and Nominating Committee and Mr. Jones as a new member of the Audit Committee and Human Resources and Compensation Committee. In addition, assuming Mr. Jones is elected as a Director at the Annual Meeting, the Board approved Mr. Jones to serve as the new chairperson of the Human Resources and Compensation Committee, to be effective immediately following the Annual Meeting. Similarly, assuming Ms. Jones is elected as a Director at the Annual Meeting, the Board approved Ms. Jones to serve as the new chairperson of the Audit Committee, to be effective immediately following the Annual Meeting.

The table below provides current membership for each of the Board committees.

Name	Audit	Human Resources and Compensation	Corporate Governance and Nominating
Jeffry Quinn
Ilan Kaufthal			M
Mutlaq Al-Morished
Vanessa Guthrie	M		M
Andrew P. Hines	C		M
Wayne Hinman		C	C
Peter Johnston	M	M
Ginger Jones	M	M
Stephen Jones	M	M
Moazzam Khan
Mxolisi Mgojo
Sipho Nkosi		M	M
C	Chairperson
M	Member

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee assists the Board with respect to: (a) the organization and function of the Board; (b) corporate governance principles applicable to the Company; and (c) the Company’s policies and programs that relate to matters of corporate responsibility. The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board regarding the composition of the Board, structure, format and frequency of the meetings, as well as the remuneration of non-executive Directors. The Corporate Governance and Nominating Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board or specific qualities or skills that are necessary for one or more of the members of the Board to possess.

Audit Committee

The primary responsibilities of the Audit Committee are to oversee the accounting and financial reporting processes of the Company as well as our affiliated and subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee also assists the Board in fulfilling its oversight responsibilities

CORPORATE GOVERNANCE OF THE COMPANY

by reviewing the financial information which is provided to shareholders and others, and the system of internal controls which management has established. The Audit Committee oversees the Company’s independent registered public accounting firm, including their independence and objectivity.

However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and our independent registered public accounting firm. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. The Company maintains an internal audit function to provide management and the Audit Committee with ongoing assessments of the Company’s risk management processes and system of internal control.

The Audit Committee is comprised of five members, each of whom was elected by the Board of Directors. Each of Andrew P. Hines and Ginger Jones, because of their accounting background and extensive financial experience, meet the NYSE listing standard of having accounting or related financial management expertise and the SEC definition of an “Audit Committee financial expert.” Each of the other members of our Audit Committee has financial management experience or is financially literate. Each committee member meets the additional independence requirements for members of an Audit Committee in the NYSE Corporate Governance Rules.

Human Resources and Compensation Committee

The HRCC administers our executive compensation program and assists the Board in fulfilling its oversight responsibilities with respect to the compensation we pay to our executive officers. Among its other duties, the HRCC:

•	Evaluates and determines the salary, incentives and benefits making up the total compensation of our CEO and other executive officers;
•	Reviews and monitors management succession planning and development, including promotability of all officers;
•	Defines the terms and conditions, including performance metrics, for the stock options, restricted shares/units and other long-term equity awards for our executive officers and approves all grants made to the executive officers;
•	Reviews and approves the annual corporate goals and objectives of our CEO; and
•	Considers industry conditions, relevant market conditions and our prospects and achievements when making recommendations with respect to compensation matters.

Each member of the HRCC is independent as defined by SEC rules and NYSE listing standards and is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

Human Resources and Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2018, none of our HRCC members: (i) have ever been an executive officer or employee of our Company; or (ii) is or was a participant in a “related person” transaction in fiscal year 2018. During the fiscal year ended December 31, 2018, no executive officer of our Company served on the compensation committee (or its equivalent) or board of directors of any company that has an executive officer that serves on the Board or our HRCC.

CORPORATE GOVERNANCE OF THE COMPANY

The Board’s Role in Risk Oversight

The Board administers its risk oversight function directly and through its various committees. The Audit Committee works closely with the Vice President, Internal Audit to ensure that management undertakes a robust annual Enterprise Risk Management (“ERM”) program whereby members of management assess the key risks inherent to Tronox’s commercial activities as well as the efficacy of Tronox’s mitigation efforts to ensure that those risks don’t impact long-term shareholder value. A detailed report-out of the results of the ERM process are made to the full Board at its February meeting and throughout the year the Board receives periodic reports from members of senior management on areas of material risk to our Company, including operational, financial, competitive, management retention, cybersecurity and legal risks. The Board routinely discusses with senior management our major risk exposures, their potential financial impact on our Company, and the steps (both short-term and long-term) we take to manage them.

Each of our committees also plays an important role in risk oversight:

•	The Audit Committee oversees the management of risks related to the Company’s financial performance and financial statements, the financial reporting process and internal controls, internal and external audit functions, tax and accounting matters, anti-bribery and corruption, cybersecurity and information technology systems and other exposures. Our Audit Committee routinely discusses with senior management and our independent registered public accounting firm any financial risk exposures, including risks related to financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies and credit and liquidity matters, steps taken to manage those exposures and our Company’s risk tolerance in relation to our overall strategy.
•	The HRCC has oversight responsibility with respect to the risks relating to the design and implementation of our compensation and benefit plans.
•	The Corporate Governance and Nominating Committee primary focus is to ensure that the Board has the policies, practices and procedures in place to adequately oversee risk through board membership and structure, succession planning for our Directors and executive officers, and corporate governance more generally.

Communications with the Board of Directors

The Board of Directors has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board of Directors, including Mr. Ilan Kaufthal, our Lead Independent Director, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management independent Directors, any individual Directors or committee of Directors, correspondence should be addressed to the Board of Directors or any such individual Directors or committee of Directors by either name or title. All such correspondence should be sent to Tronox Holdings plc, c/o Corporate Secretary, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA with a request to forward the same to the intended recipient. To communicate with the Board of Directors electronically, shareholders and other interested parties should go to our website at www.tronox.com. Under the heading “Investor Relations – Corporate Governance – Contact the Board” you will find an on-line form that may be used for writing an electronic message to the Board of Directors. In general, all communications delivered to the Company’s Corporate Secretary for forwarding to the Board of Directors or specified members will be forwarded in accordance with the shareholder’s instructions. However, the Company’s Corporate Secretary reserves the right not to forward to members any abusive, threatening or otherwise inappropriate materials.

2018 NON-EMPLOYEE DIRECTOR COMPENSATION

All our non-employee Directors are entitled to an annual cash retainer of $75,000 for service on the Board of Directors payable quarterly in arrears, plus additional cash compensation payable quarterly in arrears as follows:

•	A non-executive chairman of the Board of Directors will receive an additional annual retainer of $120,000. Mr. Quinn, as Executive Chairman, is compensated per the terms of his employment agreement and receives no additional compensation for serving on the Board;
•	If there is no non-executive Chairman of the Board, the Lead Independent Director will receive an additional annual retainer of $50,000;
•	The chairman of the Audit Committee will receive an additional annual retainer of $50,000;
•	The chairman of the HRCC will receive an additional annual retainer of $20,000;
•	The chairman of the Corporate Governance and Nominating Committee will receive an additional annual retainer of $20,000; and
•	A committee member of each of the Audit Committee, HRCC, Corporate Governance and Nominating Committee, or any other committee established by the Board of Directors, respectively, who is not serving as chairman of such committee, will receive an additional annual retainer of $15,000.

In addition, Directors can opt to receive their quarterly Board fees in shares in lieu of receiving a cash payment. For 2018, Mr. Hinman and Mr. Mgojo elected to receive their quarterly fees for the third quarter 2018 in shares in lieu of receiving a cash payment.

Each of our non-employee Directors also receives an annual equity grant of time-based RSUs with a fair-market value of $150,000. The RSUs vest on the first anniversary of the date of the grant (assuming such individual is a Board member at the time of vesting). Dividends accrue and are paid when the RSUs vest.

During the first quarter of 2018, the independent members of the Board of Directors, on the recommendation of the HRCC, approved incremental grants of time-based restricted share units under the Tronox Limited Equity Plan in the amount of $190,000, consistent with the prior year’s incremental award, to Ilan Kaufthal, our then non-Executive Chairman. The additional compensation was in recognition of the time Mr. Kaufthal would devote with respect to the completion of the Cristal Transaction, including assisting in obtaining outstanding regulatory approvals, negotiating with Exxaro in connection with our Re-Domicile Transaction and expected sell-down of Tronox shares as memorialized in the Completion Agreement, engaging with shareholders regarding our special meeting of shareholders to approve the Re-Domicile Transaction, ensuring a smooth CEO transition and other shareholder-related matters.

The following table sets forth the total compensation for the year ended December 31, 2018 paid to our non-employee Directors during 2018.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2018

NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($) (2)	TOTAL ($)
Jeffry N. Quinn (6)	17,405	—	17,405
Ilan Kaufthal	198,315	323,830	522,145
Daniel Blue	120,000	141,016	261,016
Andrew P. Hines	127,486	141,016	268,502
Wayne A. Hinman	117,490	141,016	258,506
Peter Johnston (3)	87,595	141,016	228,611
Ginger Jones (5)	45,000	107,839	152,839
Mxolisi Mgojo (4)	18,752	141,016	159,768
Sipho Nkosi	92,486	141,016	233,502
(1)	Amounts reported in this column include value of shares paid in lieu of quarter three cash fee payment on October 1, 2018 based on closing stock price of $12.41 for Mr. Hinman (2,317 shares) and Mr. Mgojo (1,511 shares).
(2)	Amounts reported in this column represent the aggregate grant date fair value for restricted shares units granted to each

2018 NON-EMPLOYEE DIRECTOR COMPENSATION

Director computed in accordance with the share-based compensation accounting guidance under ASC Topic 718. Each Director (other than Ms. Jones) received a grant of 7,122 restricted share units (determined by dividing $150,000 by the ten (10) day average closing price for the Company’s shares for the first 10 trading days in 2018 of $21.06) valued at the NYSE closing price on January 29, 2018 of $19.80. In addition, Mr. Kaufthal received a grant of 5,698 restricted share units (determined by dividing $120,000 by the ten (10) day average closing price for the Company’s shares for the first 10 trading days in 2018 of $21.06) valued at the NYSE closing price on January 29, 2018 of $19.80 and a grant of 3,735 restricted share units (determined by dividing $70,000 by the closing price of the Company’s shares on February 8, 2018). The restricted share units granted to each Director (other than Ms. Jones) vest on the first anniversary of the grant date. On April 6, 2018, Ms. Jones received a pro-rated grant of 5,935 restricted stock units (reflecting 10/12 of the number of units awarded to directors on January 29, 2018) valued at the NYSE closing price on April 6, 2018 of $18.17 that vests on January 29, 2019. Dividends will be accrued on all restricted share units until the units vest and will be paid at that time. As of December 31, 2018, each non-employee Director, with the exception of Mr. Kaufthal, Mr. Mgojo, and Ms. Jones held 20,698 unvested restricted shares/units. Mr. Kaufthal, Mr. Mgojo, and Ms. Jones held 30,131, 17,304, and 5,935 unvested restricted shares/units, respectively as of December 31, 2018.

(3)	Amounts reported in this table with respect to Mr. Johnston reflect pro-rated cash fees based on board service in quarter 4 2017 paid in January 2018.
(4)	Should Mr. Mgojo elect not to receive shares in lieu of quarterly cash fee payments, then such cash amounts are instead paid to Exxaro. During 2018, Exxaro was paid $56,250 for services by Mr. Mgojo. Mr. Mgojo is eligible to receive directly the long-term incentive grants that are awarded to each Director.
(5)	Amounts reported in this table with respect to Ms. Jones reflect pro-rated cash and equity awards based on her board services commencing on April 1, 2018.
(6)	Amounts reported in this table with respect to Mr. Quinn are only for services prior to assuming the President and Chief Executive Officer role on December 1, 2017. Amount represents pro-rated 2017 quarter 4 cash fee payment paid in January 2018. All compensation for Mr. Quinn subsequent to assuming the role of President and Chief Executive Officer is shown on the Summary Compensation Table later in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information regarding the beneficial ownership of shares of Tronox Holdings plc as of April 10, 2019 by:

•	Each current Director and Nominee of Tronox Holdings plc;
•	The current CEO and each named executive officer;
•	All persons currently serving as Directors and executive officers of Tronox Holdings plc, as a group; and
•	Each person known to us to own beneficially 5.0% or more of Tronox Holdings plc outstanding shares.

Beneficial ownership and percentage ownership are determined in accordance with the SEC’s rules and regulations. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Tronox Holdings plc shown as beneficially owned by them. The table is based on 163,318,462 shares outstanding as of April 10, 2019. All information concerning security ownership of certain beneficial owners is based upon filings made by such persons with the SEC or upon information provided by such persons to us. Unless otherwise noted below, the address for each beneficial owner listed in the table below is: c/o Tronox Holdings plc, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF ORDINARY SHARES BENEFICIALLY OWNED	% OF Total OWNED
5% Shareholders
Exxaro Resources Limited Roger Dyason Road Pretoria West 0182 South Africa	28,729,280	17.6%
Cristal Inorganic Chemicals Netherlands Coöperatief W.A.Strawinskylaan 1543, Tower C, fifteenth floor, 1077 XX Amsterdam, the Netherlands	37,580,000	23%
FMR LLC (1)	11,556,063	7%
TIAA-CREF Investment Management, LLC, College Retirement Equites Fund and Teachers Advisors, LLC (2)	9,806,545	6%
The Vanguard Group (3)	8,670,275	5.3%
Named Executive Officers and Directors (4)
Jeffry N. Quinn	148,454	*
Jean-François Turgeon	334,031	*
Timothy Carlson	88,127	*
John Romano	465,548	*
Jeffrey Neuman	17,879	*
Ilan Kaufthal	156,505	*
Mutlaq Al-Morished	-	*
Vanessa Guthrie	-	*
Andrew P. Hines	146,046	*
Wayne A. Hinman	123,716	*
Peter Johnston	71,197	*
Ginger M. Jones	24,712	*
Stephen Jones	-	*
Moazzam Khan	-	*
Mxolisi Mgojo	41,742	*
Sipho Nkosi	79,305	*
All Executive Officers, Directors and Nominees as a group (18 persons)	2,090,923	1.3%
(1)	Information regarding FMR LLC is based solely on the Amendment to the 13G filed with the SEC on February 8, 2019 for the calendar year ended December 31, 2018. FMR LLC has the sole power to vote or direct the vote of 18,929 of the ordinary shares and the sole power to dispose of or to direct the disposition of 11,556,063 of the ordinary shares. The filing reports that Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family,

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(2)	Information regarding TIAA CREF Investment Management LLC, College Retirement Equities Fund and Teachers Advisors, LLC is based solely on their respective Amendments to the 13G filed with the SEC on February 14, 2019 for the calendar year ended December 31, 2018. Each of TIAA CREF Investment Management LLC and Teachers Advisors, LLC expressly disclaim beneficial ownership of the other’s security holdings and each disclaimed that it is a member of a “group” with the other. TIAA CREF Investment Management LLC and Teachers Advisors, LLC reported their combined holdings for administrative convenience. TIAA CREF Investment Management LLC has the sole power to vote or direct the vote of 9,806,545 of the ordinary shares and the sole power to dispose or to direct the disposition of 9,806,545 of the ordinary shares. College Retirement Equities Fund has the shared power to vote or direct the vote of 9,066,187 of the ordinary shares and the shared power to dispose or to direct the disposition of 9,066,187 of the ordinary shares. Teachers Advisors, LLC has the sole power to vote or direct the vote of 2,250,929 of the ordinary shares and the sole power to dispose or to direct the disposition of 2,250,929 of the ordinary shares. The address of TIAA CREF Investment Management, LLC and its affiliates is 730 Third Avenue, New York, NY 10017.
(3)	Information regarding The Vanguard Group, Inc. is based solely on the Amendment to the 13G filed with the SEC on February 11, 2019 for the calendar year ended on December 31, 2018. The Vanguard Group, Inc. has the sole power to vote or direct the vote of 142,836 of the ordinary shares, the shared power to vote or direct the vote of 12,792 of the ordinary shares, the sole power to dispose of or to direct the disposition of 8,670,275 of the ordinary shares and the shared power to dispose or to direct the disposition of 141,928 ordinary shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Shares listed for each Executive Officer, Director and Nominee includes: (i) shares owned by the individual; (ii) restricted shares units that will vest within 60 days of April 10, 2019; and (iii) shares subject to options that are exercisable within 60 days of April 10, 2019. No restricted share units will vest within 60 days for all Executive Officers and Directors as a group. Shares subject to options that are exercisable within 60 days include: John Romano, 141,299; Jean-Francois Turgeon, 33,333; and 315,800 for all Executive Officers and Directors as a group. None of these options contain an exercise price lower than our share price as of April 10, 2019 of $14.00.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and executive officers, among others, to file with the SEC and NYSE an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our staff assists our executive officers and Directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during fiscal year 2018 all of our covered officers and Directors filed the required reports on a timely basis under Section 16(a), except that due to an inadvertent error, certain reports and transactions were not timely filed. The number of late reports and transaction are as follows: Robert Loughran (1 report, 1 transaction). The late reported transaction was a grant of restricted share units pursuant to the Company’s executive equity incentive plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted a written Related Party Transactions Policy that is administered by the Corporate Governance and Nominating Committee. A copy of the Company’s Related Party Transactions Policy can be found on the Company’s website, http://www.tronox.com, under “Investor Relations - Corporate Governance.”

The Related Party Transactions Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. Related persons subject to the policy include executive officers, Directors, nominees for election as a Director, owners of more than 5% of our total equity, and any members of the immediate family of any of the foregoing persons. Under the Related Party Transactions Policy, our General Counsel determines whether a transaction requires review by the Corporate Governance and Nominating Committee, and transactions requiring review are referred to the Corporate Governance and Nominating Committee for a determination as to whether or not the related party transaction is fair, reasonable and consistent with the policy, and whether it or the Board has the authority under the laws of the United Kingdom to approve or ratify the Related Party Transaction or whether it should be ratified or approved by shareholders. The ratification or approval by the Governance and Nominating Committee, or recommendation that such transaction needs to be approved by shareholders, shall be made in accordance with applicable law, including the laws of the United Kingdom, and the Company’s organizational documents as from time to time in effect. If the Company becomes aware of an existing transaction with a related person that has not been approved under this policy, the matter is referred to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee then evaluates all options available, including ratification, revision, termination or whether the approval of shareholders should be sought.

PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our shareholders to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement. We encourage shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the executive compensation tables that follow such section for a more detailed discussion of our compensation program and policies, the compensation and governance-related actions taken in fiscal year 2018 and the compensation awarded to our named executive officers.

The primary goal of our executive compensation program is the same as our goal for operating the Company—to maximize corporate performance and thereby create value for our shareholders. To achieve this goal we have designed an executive compensation program based on the following principles:

•	Paying for performance - A significant portion of each executive’s potential cash compensation is made subject to achieving business performance measures.
•	Alignment with the interests of shareholders - Equity awards align our executives’ financial interests with those of our shareholders by providing value to our executives if the market price of our shares increases.
•	Attracting and retaining top talent - The compensation of our executives must be competitive so that we may attract and retain talented and experienced executives in our industry.
•	Integration of ESG into executive compensation: 20% of our executives’ annual incentive compensation is determined by their individual performance, a significant portion of which is an evaluation of how they lead, manage and live our values, the first one of which is: We have an uncompromising focus on operating safe, reliable and responsible facilities. Another 16% of annual incentive compensation is the achievement of pre-set safety metrics.

The Compensation Discussion and Analysis also discusses the compensation objectives and principles that underlie the Company’s executive compensation program, the elements of the program and how performance is measured, evaluated and rewarded.

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value by paying for performance consistent with an acceptable risk profile. The foundation of our compensation philosophy is to:

•	Promote creation of long-term shareholder value;
•	Recruit and retain qualified high performing executive officers;
•	Motivate high levels of performance; and
•	Offers compensation that is competitive in the marketplace.

Our executive compensation program emphasizes delivering compensation at a competitive market level which will allow executive officers who demonstrate consistent on-target performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. For executives where performance is above target over the long term, we believe the program will reward above the competitive median. Conversely, the program will provide less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on the Company’s performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors.

For these reasons, our Board of Directors recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED, on an advisory basis.”

PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our named executive officers resulting from our compensation objectives, policies and practices as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and the HRCC value the opinions expressed by our shareholders and will review the voting results in connection with their ongoing evaluation of our executive compensation program.

The accompanying proxy will be voted in favor of the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as stated in the above advisory resolution, unless the shareholder indicates to the contrary on the proxy.

Vote Required to Approve, on an Advisory Basis, the Executive Compensation Paid to our Named Executive Officers

The advisory vote on executive compensation will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the executive compensation.

The Board of Directors recommends a vote “FOR”, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the decisions that the HRCC have made under those programs, and the factors considered in those decisions. This CD&A focuses on the compensation of the following individuals for the 2018 fiscal year that we refer to collectively as our “NEOs”.

2018 NAMED EXECUTIVE OFFICERS

Name	Age (1)	Title
Jeffry N. Quinn	60	Chairman and Chief Executive Officer
Timothy C. Carlson	53	Senior Vice President, Chief Financial Officer
Jean-François Turgeon	53	Executive Vice President, Chief Operating Officer
John D. Romano	54	Senior Vice President, Chief Commercial Officer
Jeffrey N. Neuman	57	Senior Vice President, General Counsel and Secretary
(1)	As of April 20, 2019.

Set forth below is a description of the backgrounds of our NEOs. Mr. Quinn became President and Chief Executive Officer on December 1, 2017, was a Director of Tronox Limited since June 15, 2012 and has been a Director of Tronox Holdings plc since the Implementation Date. On March 28, 2019, Mr. Quinn became Chairman of the Board in addition to his role as Chief Executive Officer. Mr. Turgeon joined the Company as of January 1, 2014. Mr. Carlson joined the Company as of October 31, 2016 and was a Director from June 27, 2017 to April 4, 2018. Mr. Romano joined the Company on June 15, 2012 upon completion of the Exxaro transaction. Mr. Neuman joined the Company on April 5, 2018. There are no family relationships among any of our NEOs.

Jeffry N. Quinn
Chairman and Chief Executive Officer

Mr. Quinn’s biographical information is set forth under the caption “—Election of Directors,” above.

Timothy C. Carlson
Senior Vice President, Chief Financial Officer

Timothy C. Carlson was a Director of Tronox Limited from June 27, 2017 to April 4, 2018 and has been our Senior Vice President and Chief Financial Officer since October 2016. He leads the Company’s global finance and IT group, including treasury, financial planning, accounting, tax and risk management. Mr. Carlson previously served as the chief financial officer of Precision Valve Corporation, a private equity-owned business where he led EBITDA improvement activities, improved internal controls, and standardized the Company’s financial reporting and operating metrics. From September 2007 to May 2014, he was chief financial officer, and treasurer of ATMI, Inc., a publicly traded global supplier of semiconductor materials and materials packaging and delivery systems used in the manufacturing of microelectronics devices. Earlier in his career, Mr. Carlson held a series of global finance, strategic planning, and auditing roles at various divisions of Campbell Soup Company and started his career with Ernst & Young. Mr. Carlson holds a Bachelor of Science degree in economics from the University of Pennsylvania, Wharton School of Business and is a licensed certified public accountant.

Jean-François Turgeon
Executive Vice President and Chief Operating Officer

Mr. Turgeon has been our Executive Vice President and Chief Operating Officer since September 2017. Before that he served as our Executive Vice President and President of Tronox Titanium Dioxide since January 2014. Prior to joining Tronox, Mr. Turgeon worked for Rio Tinto Group for 24 years, serving as the managing director of Rio Tinto’s iron and titantium business. He is also the former chairman of Richards Bay Mineral in South Africa and Rio Tinto, Fer et Titane, in Canada. Mr. Turgeon holds a Bachelor’s degree in chemical engineering from Université Laval and a Master’s degree in hydrometallurgy from McGill University.

COMPENSATION DISCUSSION AND ANALYSIS

John D. Romano
Senior Vice President and Chief Commercial Officer

Mr. Romano has been our Senior Vice President and Chief Commercial Officer since October 2014. Before such time he served as our Senior Vice President and President, Pigment and Electrolytic Operations from June 15, 2012 to October 2014; the Executive Vice President of Tronox Incorporated since January 1, 2011 and Vice President, Sales and Marketing of Tronox Incorporated since January 2008. Mr. Romano was an executive officer of Tronox Incorporated during its bankruptcy proceedings, from which it emerged in 2011. Before that he served as Vice President, Sales for Tronox Incorporated from 2005 to January 2008; Vice President, Global Pigment Sales for Tronox LLC from January 2005 to November 2005; Vice President, Global Pigment Marketing for Tronox LLC from 2002 to 2005 and Regional Marketing Manager for Tronox LLC from 1994 to 2002. Mr. Romano started his Career with the company in September of 1988. Mr. Romano holds a Bachelor’s degree in Accounting from Oklahoma State University.

Jeffrey N. Neuman
Senior Vice President, General Counsel & Secretary

Mr. Neuman has served as our Senior Vice President, General Counsel and Corporate Secretary since April 2018. He is responsible for managing all of Tronox’s legal, regulatory, government relations, corporate governance and compliance matters. Before joining Tronox, Mr. Neuman served as vice president, corporate secretary and deputy general counsel of Honeywell International Inc. In that capacity, he oversaw many aspects of Honeywell’s corporate law department, including corporate governance, SEC and NYSE compliance, shareholder relations, corporate transactions, including mergers and acquisitions, treasury operations, and company-wide intellectual property and trademark functions. Mr. Neuman joined Honeywell in 2002, and during his time there held various roles of increasing responsibility. Earlier in his career, he worked as an M&A attorney with the New York law firm of Davis Polk & Wardwell. Prior to becoming an attorney, he was an investment banker at Merrill Lynch. Mr. Neuman earned his Bachelor of Arts in history from Wesleyan University, a Master of Arts in regional studies of East Asia from Harvard University and a Juris Doctorate from Northwestern University School of Law.

OTHER SECTION 16 OFFICERS

Willem Van Niekerk
Senior Vice President, Strategy

Dr. Van Niekerk has served as our Senior Vice President, Strategy since March 2018. Before that he served as Senior Vice President, Strategic Planning and Business Development since June 15, 2012. Prior to joining Tronox Limited upon completion of the Exxaro Transaction, he served as the Executive General Manager of Corporate Services for Exxaro, which includes the mineral sands business, since May 2009. In this role, he was responsible for Exxaro’s technology, research and development, information management and supply chain management departments. Prior to that, he served as Manager of Growth for Exxaro’s mineral sands and base metals business and as General Manager for Marketing and Business Development for Exxaro’s mineral sands business. Dr. Van Niekerk co-managed the Tiwest Joint Venture from June 2006 to January 2008. He oversaw the design and development of the titanium smelting technology for the slag furnaces at KZN Sands. Dr. Van Niekerk has a PhD in pyrometallurgy from the University of Pretoria.

Robert Loughran
Vice President, Corporate Controller

Mr. Loughran has been our Vice President, Corporate Controller since April 2, 2018. Prior to joining Tronox, Mr. Loughran was Group Vice President, Chief Accounting Officer at Avon Products, Inc. since March 2016 and prior to that was Avon’s Vice President, Corporate Controller since May 2012. Mr. Loughran also served as Avon’s Acting Chief Financial Officer from September 2014 to March 2015. Prior to that, Mr. Loughran served as Avon’s Vice President and Assistant Controller from September 2009 to May 2012. Prior to that, he held the position of Executive Director, Assistant Controller upon joining Avon in 2004. Mr. Loughran has extensive experience in SEC reporting, technical accounting, internal controls, planning, forecasting and M&A. He also brings a proven track record of successful business transformations. Throughout his career, Mr. Loughran has

COMPENSATION DISCUSSION AND ANALYSIS

held various finance roles of increasing responsibilities at Praxair, Applera and Gartner. Mr. Loughran began his career in audit for Price Waterhouse LLP for 6 years. Mr. Loughran is a Certified Public Accountant and holds a Bachelor of Science Degree from the University of Connecticut.

OTHER EXECUTIVE OFFICERS

Chuck Mancini
SVP, Organizational Effectiveness and Chief of Staff

Mr. Mancini joined Tronox in April 2012. He currently leads the HR organization and coordinates Tronox’s global business across five continents. His experience includes a successful track record of corporate reorganizations and M&A transactions. He has previously served as Chief Operating Officer of PICS Telecom, CFO of Current Group, a clean energy technology company, and CFO of One Communications. He was also CEO of ECI Conference Services, CEO and Board Chairman of Global Name Registry and General Manager of GlobalCenter Europe. Mr. Mancini ran sales and marketing for Global Crossing Europe, M&A for Frontier Communications, and held positions in the Financial Advisory Services Group at Coopers & Lybrand and at SunTrust Banks. He holds a Bachelor of Science in Economics from Florida State University and an MBA from the Duke University Fuqua School of Business.

Brennen Arndt
SVP, Investor Relations

Mr. Arndt has more than 30 years of experience in the chemicals and basic materials industry that includes leadership positions in investor relations, acquisitions and new ventures, business area management, technology development, sales and marketing, corporate communications and strategic planning. Prior to joining Tronox in May 2012, he was Director, Investor Relations for FMC Corporation, a $4.5 billion diversified chemicals manufacturer and Director, Investor and Corporate Relations for GMP Companies, an emerging growth medical technology company. Mr. Arndt began his career at Air Products and Chemicals, Inc., a $10 billion industrial gases and chemicals company, where he served for 19 years in a range of technology, commercial and financial management positions. He holds a Bachelor of Science degree in civil engineering, and an MBA from Lehigh University.

John Srivisal
SVP, Business Development

Mr. Srivisal joined Tronox in March 2018 to lead the company’s merger, acquisition, divestiture and joint venture transactions. Mr. Srivisal brings 20 years of transaction experience that includes acting as a principal, as well as advising companies, creditors, financial sponsors and government entities in a variety of industries on recapitalizations, restructurings, financings, leveraged buyouts, mergers, acquisitions, divestitures and joint ventures. Mr. Srivisal previously served as CEO of Quinpario Acquisition Corp. 2, and he was a partner in Quinpario Partners, LLC. He was also VP, Transaction Execution at Solutia Inc., where he had global responsibility for merger, acquisition, divestiture and joint venture transactions. Prior to joining Solutia, Mr. Srivisal was an investment banker at Rothschild Inc., and Peter J. Solomon Company. Mr. Srivisal graduated magna cum laude with a Bachelor of Science degree in economics (concentration in finance) and a minor in mathematics from the Wharton School of the University of Pennsylvania.

Melissa H. Zona
VP, Corporate Communications and Public Relations

Mrs. Zona joined Tronox in January 2018, bringing 20 years of communications and public relations experience, primarily in the chemicals and manufacturing industries. Mrs. Zona spent the majority of her career with Solutia, Inc., a specialty chemicals company that was acquired by Eastman Chemical in 2012. During her time at Solutia, she led the evolution of the corporation’s global voice, ensuring communications were engaging, informative and valued by employees and company influencers. Mrs. Zona holds a Bachelor of Science degree in criminal justice from Jacksonville State University.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy - How Executive Pay is Linked to Company Performance

Our executive compensation program is designed to incentivize and motivate our executive officers to lead and manage our business well over the long-term, drive performance improvements, and to increase shareholder value. It is also designed to enable us to compete effectively with other firms in attracting, motivating and retaining talented executives.

The incentive compensation elements of our program are designed to closely align the financial interests of our executives with those of our shareholders. We believe the portion of compensation that is at-risk and tied to organization-wide performance metrics should increase as the level of responsibility increases.

We also believe a portion of at-risk compensation should be tied to an executive’s individual performance, and those leaders should be measured not just on results, but also on how each leader delivers results. We expect our executives to manage wisely and with good judgment, to develop strong, engaged and motivated management teams, and to lead with our values. Because of the inherent risk in mining and chemical operations, we place a high priority on our leaders to create, maintain and reinforce a strong safety culture. Because of the environmental risks in our business, we place a high priority on managing responsibly and sustainably.

We regularly assess how our executive compensation program compares to companies with a similar profile to ours. Our objective is to deliver compensation at a competitive market level which will enable executive officers who demonstrate consistent performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. For executives who deliver performance that is above target over the long-term, we believe the program will reward above the competitive median. Conversely, the program will pay less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on our performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors.

Summary of our Executive Compensation Program

Set forth below is a summary of our key executive compensation practices.

•	We seek and carefully consider shareholder feedback regarding our compensation practices.
•	We strive to link our executive compensation to our performance as follows:
—	82% of the target compensation for the CEO and 69% of the target compensation for other NEOs is “at-risk”.
—	We select metrics in our short-term incentive plan that focus our CEO and other NEOs on achieving key annual financial and operational goals and objectives that drive overall performance that are expected to drive long-term shareholder value. Our short-term incentive plan also has an individual performance metric whereby our CEO and other NEOs performance is measured against pre-defined objectives.
—	Metrics in our long-term incentive plan focus our CEO and other NEOs on achieving long-term financial goals that are expected to lead to increased shareholder value; annual grants with overlapping performance periods reward sustained performance over the long-term.
—	For our CEO and other NEOs, 80% of targeted 2018 short-term incentive plan payout was linked to overall Tronox results, including Adjusted EBITDA; free cash flow; and safety metrics.
—	50% of the annual long-term equity awards are performance-based RSUs that vest following the end of the three-year performance period based on Company performance within the period. For performance-based RSUs granted in the 2018 fiscal year, 50% were allocated to EPS performance

COMPENSATION DISCUSSION AND ANALYSIS

and 50% were allocated to Operating Return on Net Assets performance. The number of performance-based RSUs eligible to vest is then adjusted up or down based on a total shareholder return (TSR) modifier that is based on 3-year TSR performance percentile ranking versus a peer group. The maximum overall vesting payout is subject to 200% of target RSUs.

—	50% of the annual long-term equity awards are time-based RSUs that vest over a three-year time period. These time-based RSUs are intended to incentivize executives to create shareholder value through share price appreciation, and provide an employee retention incentive.
—	Metrics and targets for both the short-term and long-term incentive plans are based on the Company’s strategic and business plans and annual budgets that are approved by the full Board and are analyzed and tested for reasonableness by the HRCC at the beginning of the performance period. The HRCC actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.
•	The HRCC also reviews compensation programs in hindsight when evaluating any future proposed changes.
•	Peer group appropriateness
—	Our 2018 benchmarking compensation peer group includes 14 companies that the HRCC believes reflect appropriate industry, size, geographic scope, and market dynamics.
•	No re-pricing of stock options
•	Independent compensation consultants
—	The HRCC directly retained Frederic W. Cook & Co. (“FW Cook”) for 2018. FW Cook did not provide any other services to the Company.

2018 Business Performance & Accomplishments

In 2018, Tronox delivered strong financial results that demonstrated the value of our vertical integration strategy in a dynamic market environment. Net sales of $1,819 million increased 7% over 2017. Adjusted EBITDA of $513 million increased 22% to the highest level since 2012, when we were first listed on the New York Stock Exchange. Our Adjusted EBITDA margin of 28% increased 3 points from 25% in 2017 and our Adjusted TiO2 EBITDA margin of 33% increased 4 points from 29% in 2017. Our TiO2 business generated free cash flow of $355 million, a 3% increase over 2017. Net income (loss) per share of ($0.06) improved by 93% from the prior year, while adjusted earnings per share (EPS) improved from ($0.27) in 2017 to $0.56 in 2018.

COMPENSATION DISCUSSION AND ANALYSIS

In addition to delivering strong financial results, we posted an exceptional year from a safety standpoint, with a disabling rate and a total recordable injury rate that were the second lowest in our history, and well below the targets we had set for the year. In both cases we measure aggregate injuries to employees and contractors.

During the year we also made significant progress toward consummating the Cristal acquisition, negotiating a proposed remedial transaction involving Cristal’s North American TiO2 business, including its two-plant Ashtabula TiO2 complex, with Ineos Enterprises. The acquisition of the Cristal assets outside of North America will make us the second largest TiO2 producer in the world and generate significant operating synergies.

The Executive Compensation Process

Role of the Human Resources and Compensation Committee

The HRCC administers our executive compensation program and assists the Board of Directors in fulfilling its oversight responsibilities with respect to the compensation of executive officers and our non-employee Directors. Among its other duties, the HRCC:

•	Evaluates and determines the salary, incentives, and benefits making up the total compensation of our CEO, other NEOs and other executive officers;
•	Reviews and monitors management succession planning and development, including promotability of all officers;
•	Defines the terms and conditions, including performance metrics, for the stock options, restricted shares/units, and other long-term equity awards for our executive officers and reviews and approves all grants made to the executive officers;
•	Reviews and approves the annual corporate goals and objectives of our CEO; and,
•	Considers industry conditions, relevant market conditions and our prospects and achievements when making recommendations with respect to compensation matters. The HRCC cannot delegate this authority and regularly reports its activities to the Board.

The HRCC is comprised of three members, each of whom is independent as defined by SEC rules and NYSE listing standards and is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined in Section 162(m) of the Internal Revenue Code. Currently, the members of the HRCC are Wayne A. Hinman, Chairman, Sipho Nkosi, Peter Johnston, Stephen Jones and Ginger Jones.

The HRCC operates pursuant to a written charter (available on Tronox’s website at www.tronox.com, under “Investor Relations – Corporate Governance”) which is reviewed by the HRCC on an annual basis and approved by the Board. The HRCC meets at least quarterly and more frequently as circumstances require, including in executive session with the HRCC’s independent compensation consultant.

The compensation of our CEO is reviewed and approved by the non-employee, independent members of the Board of Directors. When making recommendations with respect to our executive officers other than the CEO, the HRCC considers the recommendations made by the CEO and his evaluation of the other executive officers’ performance.

COMPENSATION DISCUSSION AND ANALYSIS

Aspects considered by the HRCC and our CEO when reviewing the Company’s performance include: share price, the Company’s performance as measured against the performance goals established for the previous year, non-controllable events that may impact the Company’s performance, attainment of significant non-financial milestones and any other factors or goals it determines to be relevant to measuring the Company’s performance. The individual performance of our executive officers is measured against individual performance goals that were set for each executive officer by our CEO.

Use of Compensation Consultants

The HRCC has the sole authority to hire and terminate its consultant, approve its compensation, determine the nature and scope of its services, and evaluate its performance. The HRCC has engaged FW Cook since 2016 as its compensation consultant to provide information to the HRCC to assist it in making determinations regarding our compensation programs for executives and non-employee Directors.

In February 2018, FW Cook provided the HRCC with among other things, a competitive pay analysis comparing the compensation of our executive officers against benchmark compensation statistics, 2018 program design advice, an independent review of 2018 compensation proposals developed by management, comparative analysis of non-employee director compensation, review of trends and regulatory developments, and assistance with peer group review.

A representative from FW Cook attended all HRCC meetings in 2018, and FW Cook did not perform any other services for the Company or its management other than that described above.

FW Cook provides information and data to the HRCC from its surveys, proprietary databases and other sources, which the HRCC utilizes along with information provided by management and obtained from other sources. In making its decisions, the HRCC reviews such information and data provided to it by FW Cook and management and also draws on the knowledge and experience of its members as well as the expertise and information from within the Company, including from the human resources, legal, and finance groups. The HRCC considers executive and non-employee Director compensation matters at its quarterly meetings and at special meetings as needed based on our annual compensation schedule.

In connection with its engagement of FW Cook, the HRCC considered various factors bearing upon FW Cook’s independence including, but not limited to, the amount of fees received by FW Cook from Tronox as a percentage of FW Cook’s respective total revenue, FW Cook’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact FW Cook’s independence. After reviewing these and other factors, the HRCC determined that FW Cook was independent and that its engagement did not present any conflicts of interest. FW Cook also determined that it was independent from management and confirmed this in a written statement delivered to the Chairperson of the HRCC.

CEO’s Role in the Compensation-Setting Process

Typically, at an HRCC meeting early in the year, the CEO makes recommendations to the HRCC regarding compensation for the executive officers other than himself. The CEO participates in the HRCC discussion at the HRCC’s request to provide background information regarding our strategic objectives and to evaluate the performance of and make compensation recommendations for the executive officers. The HRCC utilizes the information provided by the CEO along with other information from within the Company, input from its independent compensation consultant, and the knowledge and experience of the HRCC members in making compensation decisions. The Chair of the HRCC recommends the CEO’s compensation to the HRCC in executive session, not attended by the CEO.

Annual Evaluation

At the end of the fiscal year, the CEO completes a self-evaluation of his own performance and reviews his evaluation with the HRCC. The full board also provides input on the CEO’s performance and submits this to the Chairman of the HRCC for consolidation. The HRCC consolidates all input and the Chairman of the HRCC and the Chairman of the Corporate Governance and Nominating Committee discuss the Board’s assessment of the CEO’s performance. The HRCC also determines the incentive amount, long-term incentive award, and any base salary change for the CEO.

COMPENSATION DISCUSSION AND ANALYSIS

In addition, each executive officer completes a self-evaluation for his own performance and reviews his evaluation with the CEO. The CEO then summarizes these results and brings them to the HRCC along with his initial recommendation for each executive’s base salary increase, annual incentive award, and long-term incentive award. The HRCC will then determine the amounts for any base salary increase and annual and long-term incentive awards for each executive officer.

Performance Objectives

At the beginning of the year our CEO recommended, and the HRCC approved performance objectives for the 2018 fiscal year based, in part, on an active dialogue with the CEO regarding strategic objectives and performance targets for the Company. Metrics are tied to our strategic business plans and to annual budgets reviewed by the full Board. Short-term management objectives are designed to achieve specific goals that are expected to drive long-term shareholder value. Metrics are analyzed and tested for reasonableness prior to HRCC approval at the beginning of the performance period. The HRCC actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

Competitive Market Overview

Our executive compensation program is designed to be competitive within the various marketplaces in which we compete for employees. While the HRCC does not believe that it is appropriate to establish compensation levels based solely on benchmarking, it believes that information regarding pay practices at peer companies is useful in two respects. First, the HRCC recognizes that our compensation practices must be competitive in the marketplace, and reviewing market pay practices provides a framework for assessing competitiveness. Second, marketplace information is one of the many factors that the HRCC considers in assessing the reasonableness of compensation. Although the HRCC considers compensation levels for executive officers of other companies, it does not mechanically apply the data but rather engages in a rigorous quantitative and qualitative review and weighing of the competitive information with other Company and individual performance factors, such as our specific business strategy, financial situation, and performance, in making its compensation determinations.

With the input of its independent compensation consultant, the HRCC reviews the peer group annually and revises such group as appropriate. We endeavor to identify companies that are comparable to our core businesses as well as comparable from a size perspective.

For fiscal year 2018, the compensation peer group (the “2018 Peer Group”) remained the same as 2017 minus Chemtura Corporation that was acquired by LANXESS Deutschland GmbH in April 2017. The 2018 Peer Group consisted of the 14 remaining publicly-traded companies listed below:

A. Schulman, Inc. (1)	Cleveland-Cliffs Inc. (2)	Koppers Holdings Inc.
Albemarle Corp.	Eastman Chemical Company	Materion Corp.
Cabot Corp.	Ferro Corp.	SunCoke Energy Inc.
Celanese Corp.	Huntsman Corp.	Teck Resources Ltd.
The Chemours Company		Tredegar Corp.
(1)	Acquired by LyondellBasell in August 2018.
(2)	Formerly Cliffs Natural Resources, Inc. prior to name change as of August 2017.

As of November 2018, our revenue, market capitalization, and number of employees were between the 25th and 50th percentiles of the 2018 Peer Group companies.

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation

These are the components of the 2018 fiscal year executive compensation included in the Summary Compensation Table, and benefits under broad-based benefit plans in which executive officers participate. As described above, we target the median of each element of direct compensation as compared to the 2018 Peer Group (as described under “The Executive Compensation Process – Competitive Market Overview”). We also provide additional benefits and perquisites to be competitive with local practices and with our peer group.

Component	Key Features	Objectives	Principal 2018 Actions
Base Pay	Fixed annual cash amount, paid at regular payroll intervals Reviewed annually and adjusted if needed based on performance and market comparison	Provide a regular source of income at reasonable, competitive levels.	CEO salary remained the same given his recent hire date. Other NEOs received merit increases that ranged from 3.0% to 4.3%.
Short-term Incentive
Performance-based cash compensation opportunity: committee determines payout based on company, regional or site performance, if applicable, and levels of individual contributions.

Proxy officers participate in the same AIP with our other executives and our other employees, but payout is determined based on overall company performance and levels of individual contribution.
Focus executive officers and organizations they lead on achieving key annual financial and operational goals and objectives that drive overall performance and reward for successful performance.
AIP payments were calculated using a predetermined formula based on overall company metrics established at the beginning of the year, plus personal performance results.

2018 AIP payments for the NEOs ranged from 158.2% and 192.3% of target.

Long-term Incentive (1) (2)
Equity-based compensation: amount realized, if any, dependent on company achieving long-range financial goals and sustained or increased stock price.

LTIP opportunity delivered through:

- Time-based RSUs (50% of total LTIP award):

   •   Vest in 3 equal annual installments
        over a three-year service period.
   •   Award settled in ordinary shares of
        company stock.
   •   Dividends accrue and paid only
        upon vesting.

- Performance-based RSUs (50% of total LTIP award):

   •   Shares eligible for vesting based on
        achievement of company
        performance (EPS and Operating
        Return on Net Assets) within a
        three-year performance period is
        then adjusted up or down based on
        total shareholder return (TSR)
        modifier that is based on 3-year
        TSR performance percentile ranking
        versus peer group.
   •   Maximum overall vesting is subject
        to 200% of target RSUs.
   •   Vest shortly after the end of
        three-year performance period.
   •   Award settled in ordinary shares of
        company stock.
   •   Dividends accrue and paid only
        upon vesting.

Focus executive officers on achieving and sustaining longer-term business results and reward performance.

Performance-based RSUs motivate officers to achieve three-year financial goals that are expected to lead to increased shareholder value; annual grants with overlapping performance periods reward sustained performance over the long-term.

LTIP awards were granted to NEOs. The CEO was granted a LTIP award with a dollar value of $3,400,000. LTIP grants were awarded to other NEOs with a dollar value based on the guideline of 150% of base salary. The LTIP dollar value is then converted to number of RSUs based on the closing price of the Company’s stock on the date of grant.

Amounts actually earned will vary based on stock price and corporate performance.

Benefits
Additional elements defined by local practice including medical and other insurance benefits, pension and other long-term savings plans, and post-employment compensation. Cost of health and welfare benefits partially borne by employees, including executive officers.
		Intended to provide competitive benefits that promote employee health, financial security, and income security in the event of an executive’s involuntary termination.	No significant changes to programs in 2018.

COMPENSATION DISCUSSION AND ANALYSIS

Component	Key Features	Objectives	Principal 2018 Actions
Limited Perquisites	Financial counseling assistance valued at up to $10,000 per year per executive officer to assist with financial planning given significant Company stockholdings and/or complex foreign tax situations.	Intended to provide assistance to executives in making strategic decisions regarding their financial and tax arrangements.	No significant changes to program in 2018.
(1)	The LTIP dollar value awarded may differ from the Fair Value of the award as reported in the 2018 Summary Compensation Table which reports the value of long-term incentives granted in accordance with applicable accounting rules.
(2)	Excludes Integration Incentive Awards as these are typically one-time special awards related solely to the Cristal Transaction and is not part of the long-term compensation program.

We combine the aforementioned elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives, but do not reward failure to perform on these objectives, and align the interests of our executive officers and other senior personnel with those of our shareholders.

We utilize the particular elements of compensation described above because we believe that it provides a mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive with a measure of financial security, while motivating him or her to focus on business metrics that will produce a high level of short-term and long-term performance for Tronox that will create value for shareholders. Our compensation mix, which includes short-term and long-term incentives as well as time and performance vesting features, is competitive and reduces the risk of recruitment of our top executive talent by competitors. The mix of metrics used for our annual performance bonus and long-term incentive program likewise provides an appropriate balance between short-term and long-term financial and stock performance. All incentives are intended to be aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay at approximately the 50th percentile of the competitive market. For purposes of compensation competitiveness, the competitive market consists of our current peer group as described previously under “The Executive Compensation Process – Competitive Market Overview.”

The HRCC focuses on the total compensation opportunity for each NEO but also on the mix of compensation. A substantial portion of the compensation opportunity beyond base salary is at-risk and must be earned based upon achievement of annual and long-term performance goals. The proportion of compensation designed to be delivered in base salary versus variable pay depends on such NEO’s position and the opportunity for that position to influence performance outcomes; the relative levels of compensation are based on differences in the levels and scope of responsibilities of the NEOs. Generally, the more senior the level of such NEO and the broader his or her responsibilities, the greater the amount of pay opportunity that is variable.

COMPENSATION DISCUSSION AND ANALYSIS

The relationship between fixed and variable pay and between fixed and short-term and long-term incentives in our compensation program is illustrated by the following charts which show the relative portions of base salary, target annual incentive, and the target value of equity awards that, in aggregate, comprised the 2018 fiscal year target total direct compensation of our CEO and of our other NEOs.

AIP = Annual Incentive Plan; LTIP = Long-Term Incentive Plan; RSUs = Restricted Stock Units.

Components of Compensation

Base Salary

We consider base salary an element of total compensation that is tied to job responsibility and individual contributions to our success and is intended to attract and retain highly talented executive officers. While the HRCC uses benchmark statistics to guide it in its decisions regarding levels of base salary, it has considerable discretion and considers the experience, tenure and recent individual performance of our NEOs when making decisions regarding base salary. In February 2018, after reviewing competitive pay levels, the current industry and business climate, the HRCC approved salary increases that ranged from 3.0% to 4.3% for the NEOs reporting to the CEO. The CEO’s salary remained the same given his recent hire date of December 1, 2017.

2018 Short-Term Incentive Plan

For 2018, Tronox’s executive officers were eligible to receive cash awards under the 2018 Annual Incentive Plan. This plan is covered under the Tronox Limited Annual Performance Bonus Plan that was approved by shareholders in May 2013.

The size of the target incentive payable to each executive officer is set as a percentage of each executive officer’s base salary (the “Target Percentage”). The target incentive is paid for achieving the targeted objectives described below. The threshold level of performance pays 50% of target and achieving maximum performance pays 200% of target. The Target Percentage for Mr. Quinn, our CEO, is 125% of his base salary and the Target Percentage for the other NEOs range from 70% to 75% of base salary. The HRCC considered the input of our CEO, FW Cook and benchmark statistics when setting the Target Percentage for each executive officer (other than the CEO) for 2018.

Our NEOs have a portion of their incentive tied to overall Tronox Results (80%) and a portion tied to individual performance (20%). On February 8, 2018, the HRCC established the overall Tronox 2018 performance goals

COMPENSATION DISCUSSION AND ANALYSIS

and metrics under the Annual Incentive Plan and the portion of the incentive attributable to the achievement of each performance goal. Each year the HRCC evaluates the Annual Incentive Plan metrics and makes changes from time to time based on what performance goals the HRCC believes will focus the Company and drive performance that benefits our shareholders the most. Most of the overall Tronox components of the Annual Incentive Plan (operating metrics that comprise 80% of the total plan) remain the same as 2017, such as Adjusted EBITDA and continued focus on safety and people. In 2018, the HRCC replaced the cumulative cash generation metric with free cash flow and weighted this metric at 30%. The elimination of cumulative cash generation as a performance metric was in response to shareholder feedback to avoid duplicative performance metrics in our 2018 Annual Incentive Plan and our outstanding 2016 long-term incentive awards. Our investors frequently cite their interest in seeing improved free cash flow. The final overall Company goals for 2018 included Adjusted EBITDA (weighted at 50%), free cash flow (weighted at 30%), and safety (weighted at 20%).

We chose these measures because we believe they are the performance metrics that are most likely to drive shareholder value. To reflect performance above or below targets, Adjusted EBITDA, free cash flow, and safety goals each have sliding scales that provide for annual incentive bonus payouts greater than the target bonus if results are greater than target (up to a maximum 200% payout) or less than the target bonus if results are lower than the target (down to a threshold of 50% of target payout, below which there would be no payout).

In addition, the HRCC also established that the threshold level of Adjusted EBITDA must be achieved for any payout to occur under the AIP and in the event of a fatality no payout would be paid under the Safety component of the AIP.

At its February 8, 2018 meeting, the committee set final 2018 goals based on the following objectives:

Overall Tronox Results		Threshold	Target	Maximum
Objective	Weighting	50%	100%	200%
Adjusted EBITDA	50%	20% lower than Budget	Meet Tronox Budget	20% better than Budget
Free Cash Flow	30%	20% lower than Budget	Meet Tronox Budget	20% better than Budget
Safety	20%	Injuries 10% greater than Target	DIR of 0.31 TRIFR of 0.69	Injuries 10% fewer than Target

COMPENSATION DISCUSSION AND ANALYSIS

In February 2019, our CEO presented to the HRCC the actual results for the Company and a discussion took place about the results. The actual 2018 results versus the AIP metrics were as follows:

Overall Tronox 2018 AIP Metrics					2018 Actual Results	Performance Result	Weighted PerformaNce Results %
	Payout Level	Threshold 50%	Target 100%	Maximum 200%
Objective	Weighting
Adjusted EBITDA	50%	$371	$464	$557	$513.0	152.9%	76.4%
Free Cash Flow	30%	$86	$108	$130	$126.8	185.7%	55.7%
Safety DIR	10%	DIR ≥ 0.35	DIR = 0.31	DIR ≤ 0.27	0.23	200.0%	20.0%
Safety TRIFR	10%	TRIFR ≥ .77	TRIFR = 0.69	TRIFR ≤ .61	0.53	200.0%	20.0%
						Total Payout:	172.1%

Adjusted EBITDA is the primary metric that our investors use to evaluate our financial performance, and accordingly we have assigned it the highest weighting, 50%. Our 2018 Adjusted EBITDA target of $464 million represented a 10.5% increase over 2017’s actual Adjusted EBITDA. The Company delivered actual Adjusted EBITDA of $513 million, 10.6% more than target.

Free cash flow was added as an AIP component this year, a financial performance metric that our investors have advised is one of their priorities. Investors have indicated they are interested in seeing management focus on driving improvements in free cash flow. Our target of $108 million was established based on anticipated operating cash flow and planned capital expenditures. The Company delivered actual free cash flow of $126.8 million, 17.4% better than target, in part because our commercial team effectively navigated competitive markets, capturing higher than expected pigment prices and higher than expected co-product prices, primarily zircon.

We used two metrics to assess our safety performance in 2018: (1) our disabling injury frequency rate (DIR) for both Tronox employees and contractors per 200,000 hours worked, and (2) our total recordable injury frequency rate (TRIFR) for both Tronox employees and contractors per 200,000 hours worked. Our safety performance for the year was far better than our targets, resulting in maximum payout for this component of overall Tronox results.

In February 2019, the HRCC approved the overall Tronox results as described above for 2018 with a 172.1% payout level.

The HRCC evaluated Mr. Quinn’s efforts and achievements relative to the individual performance objectives that were established for him at the beginning of the year. Mr. Quinn was elected President and CEO on December 1, 2017, and fiscal year 2018 represented his first full year in that role. The HRCC noted that, in addition to leading a global business that delivered strong operating and financial results which exceeded targets, Mr. Quinn: (i) managed the process for obtaining regulatory approvals for the Cristal Transaction from the European Commission and from the U.S. FTC; (ii) developed and strengthened the Tronox management team; and (iii) fostered strong relationships with key stakeholders, including customers and employees. Mr. Quinn also effectively managed the relationship with the Company’s current largest shareholder, Exxaro and Tasnee, which will be the Company’s largest shareholder following the Cristal Transaction. The HRCC determined that Mr. Quinn’s performance exceeded expectations and therefore warranted a payment of 172.1% of target on the individual performance metric, resulting in an overall bonus payment of 172.1% of the target award.

Mr. Quinn evaluated each of his direct reports regarding their efforts and achievements relative to individual performance objectives that were established at the beginning of the year and recommended bonus payments as follows:

•	Mr. Carlson – Mr. Quinn recommended, and the HRCC concurred, that Mr. Carlson made significant contributions to the Company’s results in 2018. Such contributions included, among other things, the strengthening of the accounting and finance team, making significant improvements in the Company’s reporting and control environment, as well as serving in a leading role with respect to several significant corporate initiatives, including the Mineral Sands Completion Agreement. In recognition, the HRCC awarded Mr. Carlson a cash bonus of $593,000 (158.2%) which reflected the Company’s performance results and a slightly above target on individual performance.

COMPENSATION DISCUSSION AND ANALYSIS

•	Mr. Turgeon – Mr. Quinn recommended, and the HRCC concurred, that Mr. Turgeon made significant contributions to the Company’s results in 2018. Such contributions included, among other things, exceeding his “Safe, Quality, Low-Cost Tons” performance objectives, delivering outstanding safety, operating and financial results, as well as making significant contributions to the development of his leadership team. In recognition, the HRCC awarded Mr. Turgeon a cash bonus of $860,000 (183.5%) which reflected the Company’s performance results and above target on individual performance.
•	Mr. Romano – Mr. Quinn recommended, and the HRCC concurred, that Mr. Romano made significant contributions to the Company’s results in 2018 and had exceeded his commercial performance objectives, which included revenue, service delivery, and pigment product development. In addition, Mr. Romano made significant progress on the Company’s margin stability initiative with customers, as well as had a significant role in securing regulatory approvals for the Cristal Transaction and other related matters. In recognition, the HRCC awarded Mr. Romano a cash bonus of $700,000 (192.3%) which reflected the Company’s performance results and above target on individual performance.
•	Mr. Neuman – Mr. Quinn recommended, and the HRCC concurred, that Mr. Neuman, who started with Tronox in April 2018, made significant contributions to the Company’s results in 2018. Such contributions included, among other things, making overall improvements in the management of the legal function, serving in a leading role in obtaining regulatory approvals for the Cristal Transaction, as well as driving improvements in the compliance function. In recognition, the HRCC awarded Mr. Neuman a cash bonus of $409,000 (158.2%) which reflected the Company’s performance results and a slightly above target on individual performance.

The final payments are determined by combining the overall Tronox results and the individual results along with other adjustments made by the HRCC. The award for 2018 fiscal year performance for each NEO is shown below.

		Overall Tronox Results			Individual Performance				TOTAL payment
Executive	Target Award $	Weighting	Result	Amount	Weighting	Result	Amount	$	as % of Target award
Jeffry N. Quinn	$1,250,000	80%	172.1%	$1,721,000	20%	172.1%	$430,250	$2,151,250	172.1%
Timothy C. Carlson	$374,920	80%	172.1%	$516,190	20%	102.4%	$76,810	$593,000	158.2%
Jean-François Turgeon	$468,750	80%	172.1%	$645,375	20%	228.9%	$214,625	$860,000	183.5%
John D. Romano	$364,000	80%	172.1%	$501,155	20%	273.1%	$198,845	$700,000	192.3%
Jeffrey N. Neuman (1)	$258,462	80%	172.1%	$355,850	20%	102.8%	$53,150	$409,000	158.2%
(1)	Mr. Neuman’s 2018 target award is pro-rated based on the date he commenced employment with the Company (April 5, 2018).

Long-Term Incentive Program

We provide a long-term incentive opportunity to motivate and reward our executive officers for contributions in driving our overall performance. The amounts of the grants were determined by a pre-established formula guideline (unchanged since the original appointment of each executive) that was formulated using competitive market data. The initial Target LTIP award for our CEO, Mr. Quinn, is defined in his employment agreement as a dollar amount ($3,400,000 for his 2018 award) and for all subsequent years his annual award shall be made under the same terms and conditions as those for other senior executives and not guaranteed. The guideline Target LTIP award for all other participants is tied to a percentage of base salary, which is equal to 150% of base salary for each of the other NEOs. The HRCC has discretion to adjust actual LTIP awards above or below the guideline. The LTIP dollar value awarded is then divided by the company’s closing stock price on the date of grant to determine the number of RSUs granted. The Target LTIP dollar value may differ from the Fair Value of the award as reported in the 2018 Summary Compensation Table which reports the value of long-term incentives granted in accordance with applicable accounting rules. Awards are provided under the Company’s Amended and Restated Management Equity Incentive Plan (“Equity Incentive Plan”). Since 2015, we have granted RSUs consistently throughout all jurisdictions in which we operate. We believe RSUs provide value based on the NYSE value of our shares without any discount, but there is the risk that some or all of the granted RSUs will not vest if the executive does not remain employed with us, and with respect to performance-based RSUs, if performance is not achieved. Time-based RSUs vest one-third on each

COMPENSATION DISCUSSION AND ANALYSIS

of the first three anniversaries of the date of grant. Dividends on both time-based RSUs and performance-based RSUs are accumulated and paid only when the RSUs vest. Dividends will not be paid in the event that such RSUs do not vest. Time-based RSUs are intended to incentivize executives to create shareholder value through share price appreciation, and provide an employee retention incentive. We believe performance-based RSUs provide value by linking the award vesting and payments to the long-term results of the Company.

2018 Long-Term Incentive Program

On February 8, 2018, the HRCC granted long-term incentives using a mix of performance-based RSUs and time-based RSUs to each of the NEOs. The 2018 grant (dated February 8, 2018) to our NEOs was allocated as follows:

AWARD TYPE	Percentage
Performance-based Restricted Share Units	50%
Time-based Restricted Share Units	50%

Details of the long-term incentives granted during 2018 are shown below:

•	50% of the performance-based RSUs are tied to the change in Earnings per Share (“EPS”) from the year immediately preceding the three-year measurement period (2017) to the EPS in the last year of the three-year measurement period (2020). Actual EPS for the last year of the measurement period (2020) will be measured on a GAAP basis excluding any one-time, extraordinary or non-recurring events. The EPS growth target is only based on operating results over the three-year period. The actual number of units that will vest will be equal to the aggregate number of units granted multiplied by the applicable EPS payout percentage as further modified by the TSR modifier discussed below. The EPS payout percentages will be determined using straight line interpolation between Threshold and Target and between Target and Maximum.
THREE-YEAR EPS Change	EPS PAYOUT PERCENTAGE (50% weighting)
$1.90 or higher (Maximum)	200%
$1.58 (Target)	100%
$1.26 (Threshold)	25%
Below $1.26 (Below Threshold)	0%
•	50% of the performance-based RSUs are tied to Operating Return on Net Assets (“ORONA”) at the end of the third year of the three-year period of January 1, 2018 to December 31, 2020. The actual number of units that will vest will be equal to the aggregate number of units granted multiplied by the applicable ORONA payout percentage as further modified by the TSR modifier discussed below. The ORONA payout percentages will be determined using straight line interpolation between Threshold and Target and between Target and Maximum.
ORONA at THE end of the THIRD YEAR of the measuREment period (2018 to 2020)	ORONA PAYOUT PERCENTAGE (50% weighting)
19.9% or higher (Maximum)	200%
16.6% (Target)	100%
13.3% (Threshold)	25%
Below 13.3%	0%

COMPENSATION DISCUSSION AND ANALYSIS

•	The actual payout percentage for both EPS and ORONA are then adjusted up or down based on a total shareholder return (TSR) modifier (as shown in the table below) provided that the maximum number of Performance-based RSUs that may become vested cannot exceed 200% of target. The TSR modifier is based upon the percentile rank of our TSR (defined as share price appreciation plus dividends reinvested) over the three-year measurement period of January 1, 2018 to December 31, 2020 as compared to companies in the 2018 Peer Group as defined below. For purposes of calculating TSR, the starting price for the period will be based on the 30 day average closing price prior to the measurement period and the ending price will be based on the 30 day average closing price prior to the end of the measurement period.
Three-Year Total Shareholder Return Ranking	TSR Modifier Factor Applied to Performance Payout Percentage
75th percentile or higher (Maximum)	1.25x
62.5th percentile or higher, but lower than 75th percentile (Above Target)	1.10x
37.5th percentile or higher, but lower than 62.5th percentile (Target)	1.00x
25th percentile or higher, but lower than 37.5th percentile (Threshold)	0.90x
Below 25th percentile (Below Threshold)	0.75x
•	The HRCC approved the use of the 2018 Peer Group for purposes of determining the TSR modifier. The 2018 Peer Group includes the following companies: A. Schulman, Inc. (SHLM); Albemarle Corp. (ALB); Cabot Corp. (CBT); Celanese Corp. (CE); The Chemours Company (CC); Cleveland-Cliffs, Inc. (CLF); Eastman Chemical Company EMN); Ferro Corp. (FOE); Huntsman Corp. (HUN); Koppers Inc. (KOP); Materion Corp. (MTRN); SunCoke Energy Inc. (SXC); Teck Resources Ltd. (TECK); and Tredegar Corp. (TG).

2017/2018 Transaction Integration Awards

On February 21, 2017, the HRCC created an Integration Incentive Award program in connection with the Cristal Transaction. Under this program, one-time grants were made in order to incentivize select employees to achieve synergies following the Cristal Transaction, and to further align the compensation of these employees to the value created for shareholders by the Cristal Transaction. The performance-based restricted share units (“Integration RSUs”) granted under this program were subject to vesting terms based upon the achievement of at least 80% of the publicly announced synergies from the Cristal Transaction by the date that is two years following the closing of the Cristal Transaction (the “Vesting Date”). Specifically, the Integration RSUs as granted vested as follows: upon the achievement of at least 80% of the publicly announced synergies from the Cristal Transaction by the Vesting Date, 50% of the Integration RSUs granted would vest, with pro rata additional vesting up to 100% vesting upon the achievement of 100% of the publicly announced synergies from the Cristal Transaction by the Vesting Date. The synergy target for purposes of Integration RSUs was $225 million during the 24 months following the closing of the Cristal Transaction. The original terms of the Integration RSUs included a provision that if the Cristal Transaction did not close by July 1, 2018, then the Integration RSUs granted would have forfeited.

On June 13, 2018, the HRCC approved the revision of the outstanding Integration RSUs to eliminate the requirement that the Cristal Transaction must close by July 1, 2018, as the HRCC determined that the condition concerning closing was not material to the Integration RSUs and that the Integration RSUs continued to provide important incentives under the circumstances. Other than the elimination of the requirement to close the Cristal Transaction by July 1, 2018, no other terms of the awards were changed. The awards continue to have the same performance period, performance metrics, and performance targets. We accounted for this modification as a Type III modification in our Consolidated Financial Statements. Please see Note 19 to our Consolidated Financial Statements beginning on page 94 of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2018 for a further discussion of the accounting treatment of the revision to the Integration RSUs.

COMPENSATION DISCUSSION AND ANALYSIS

The table below shows the accounting fair value on the date of grant and the additional accounting fair value on June 13, 2018 (the date of the approved revision to the Integration awards).

Name	Date of Grant	Number of Integration Award RSUs (1)	FV on Grant Date (2)	Additional 2018 Accounting Value (FV on 6/13/18) (3)
Jeffry N. Quinn	12/1/2017	115,000	$2,814,050	$2,290,800
Timothy C. Carlson	2/21/2017	107,096	$2,085,159	$2,133,352
Jean- François Turgeon	2/21/2017	160,643	$3,127,719	$3,200,009
John D. Romano	6/27/2017	80,322	$1,085,953	$1,600,014
Jeffrey N. Neuman	4/6/2018	53,548	$972,967	$1,066,676
(1)	As reported in the April 19, 2018 proxy for awards granted in 2017 and as reported in this proxy for the award granted on April 6, 2018.
(2)	Fair Value is based on number of RSUs multiplied by the respective grant date closing stock price ($24.47 on December 1, 2017, $19.47 on February 21, 2017, $13.52 on June 27, 2017, and $18.17 on April 6, 2018).
(3)	Fair Value is based on number of RSUs multiplied by the closing stock price ($19.92) on the date of the approved award revision.

Pursuant to this awards program, the HRCC also approved three NEO awards during 2018, one new-hire award and two incremental awards. The incremental awards were granted to the CEO and Senior Vice President & Chief Commercial Officer to adjust their total awards under the program for internal equity and given their overall roles for delivering post Cristal acquisition synergies.

The following table shows a summary of the Integration RSUs granted to the Company’s NEOs pursuant to the Plan during 2018:

Name	Date of grant	# of integration RSUs Granted (1)
Jeffrey N. Neuman (new hire award)	4/6/2018	53,548
Jeffry N. Quinn (incremental award)	7/2/2018	50,000
John D. Romano (incremental award)	7/2/2018	26,774
(1)	The accounting fair value on the date of grant is shown in the Grants of Plan-based Awards During 2018 table. Any Integration RSU awards granted after April 6, 2018 were not revised.

Performance Results for Prior Performance-based Long-Term Incentive Awards Vesting in February 2019

During the first quarter of 2019, the performance-based share units from the February 2016 long-term incentive plan, covering the 2016 to 2018 performance period vested. The actual payouts were calculated as follows:

•	25% of the performance-based restricted share units vested based upon the percentile rank of our Total Shareholder Return (“TSR” defined as share price appreciation plus dividends reinvested) over the three-year measurement period of January 1, 2016 to December 31, 2018 as compared to the TSR peer group. The TSR peer group for this performance grant was comprised of the companies contained in the S&P GICS Chemical index and the S&P Metals & Mining index. The actual number of units that vested equaled the aggregate number of shares granted multiplied by the applicable TSR payout percentage. Our actual TSR over the three-year performance period was 110.2% which resulted in a percentile ranking at the 80.7th percentile and therefore we achieved a TSR ranking above 65th percentile performance level (“maximum”) and 200% of the granted units vested. For purposes of calculating TSR, the starting price for the period was based on the 30 day average closing price prior to the measurement period and the ending price was based on the 30 day average closing price prior to the end of the performance period.
•	75% of the performance-based restricted share units vested based on our cumulative cash generation from our TiO2 Operational Excellence Program over the three-year measurement period of January 1, 2015 to December 31, 2017 and the maintenance of such amount in the calendar year 2018. The actual number of units that vested equaled the aggregate number of units granted multiplied by the applicable Cumulative

COMPENSATION DISCUSSION AND ANALYSIS

Cash Generation (“CCG”) payout percentage. The Company’s actual Cumulative Cash Generation of $620 million equated to “between target and maximum” performance and based on straight-line interpolation between performance levels and payout levels, 122.2% of the units vested.

2019 Long-Term Incentive Program

For 2019, the HRCC approved utilizing Total Shareholder Return (TSR) as the sole metric for performance-based awards similar to the 2017 awards structure versus the 2018 awards structure that included financial (EPS) and operational metrics (Operating Return on Net Assets) coupled with a TSR modifier. This decision was made given the difficulties of forecasting three year EPS and ORONA with the pending Cristal transaction close and, at this juncture, to place a greater emphasis on TSR in order to focus our NEOs on achievement of long-term growth in the business and building shareholder value.

Similar to the 2017 performance-based awards, the 2019 awards will utilize 3 year TSR performance of a peer group versus company TSR performance. However, in contrast to the 2017 awards, the 2019 awards will utilize a “Capital Markets Peer Group” versus the peer group used for compensation purposes that must also consider companies of similar size and scope. The HRCC determined that the Capital Markets Peer Group, regardless of company size, better reflects companies that have similar market characteristics, economics (margins, capital intensity, and cycle dynamics), and trade at similar EBITDA multiples.

The 2019 long-term incentive program maintains the same mix between time-based (50%) and performance-based RSUs (50%).

Perquisites and Other Benefits

Each executive officer is eligible to receive a financial counseling benefit. Under this plan, each executive officer will be eligible for up to $10,000 per year to assist with financial planning, estate planning, and tax preparation. Amounts paid pursuant to this plan are taxable to the executive and are included in the Summary Compensation Table in the All Other Compensation column.

Mr. Quinn was eligible to use a Company-provided aircraft for personal use. Amounts paid pursuant to this plan are taxable to the executive and the incremental cost to the Company ($34,342 in 2018) of personal use of our corporate aircraft, which is included in the Summary Compensation Table in the All Other Compensation column, is based on the variable operating costs to us, which includes: (i) landing, ramp and parking fees and expenses; (ii) crew travel expense; (iii) supplies and catering; (iv) aircraft fuel and oil expenses per hour of flight; (v) and customs, foreign permit, and similar fees; (vi) crew travel; and (vii) passenger ground transportation. Because our aircraft is used primarily for business travel, this methodology excludes fixed lease costs that do not change based on usage. All personal usage of the Company-provided aircraft is taxable to Mr. Quinn and is calculated in accordance with the U.S. Internal Revenue Service’s Standard Industry Fare Level formula.

During 2018, Mr Quinn’s spouse travelled with him on certain occasions and the Company provided airfare and related travel expenses for her. The incremental cost to the Company was $6,656. Amounts paid pursuant to this plan are taxable to the executive and are included in the Summary Compensation Table in the All Other Compensation column.

All of our U.S. employees, including our U.S. executive officers, are covered by Company provided life insurance. In addition, Tronox does provide an Executive Disability Plan to our executives. The premiums for the life insurance and disability coverage are both included in the Summary Compensation Table in the All Other Compensation column.

We do not provide any other perquisites and typically only provide tax gross-ups for taxable relocation costs.

U.S. Savings & Retirement Plans

All our U.S. employees, including our U.S. executive officers, are eligible to participate in our savings plans. These plans are intended to provide our employees, including our executive officers, with the opportunity to save for retirement and have the Company contribute to these savings.

COMPENSATION DISCUSSION AND ANALYSIS

We sponsor a tax-qualified retirement savings plan (the “Savings Plan”) pursuant to which all our U.S.-based employees, including our U.S. based executive officers, are able to contribute the lesser of up to 85% of their annual salary or the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. During 2018, the Company matched 100% of the first 6% of pay that each employee contributed. In addition, there was a discretionary profit sharing Company contribution to the Savings Plan of 6% of employee’s eligible compensation. All contributions to the Savings Plan, as well as any Company matching contributions, are fully vested upon contribution. All Company profit sharing contributions vest after three years of service.

In addition to the Savings Plan, U.S. executive officers and certain other eligible executives can participate in a nonqualified retirement savings plan (the “Savings Restoration Plan”). Pursuant to the Savings Restoration Plan, the Company will contribute at the appropriate level to the Savings Restoration Plan on a before-tax basis any amounts that would be provided under the Savings Plan but for limitations imposed by the Internal Revenue Code on qualified retirement plans. Also, U.S. executive officers and certain other eligible executives can participate in a nonqualified deferred compensation plan, which allows deferral of up to 20% of base salary and annual bonus.

Tronox also sponsors a qualified defined benefit retirement plan (the “Qualified Plan”) for its U.S. employees, which was frozen in April 2009, following Tronox Incorporated’s filing for Chapter 11 bankruptcy protection. As part of Tronox’s Plan of Reorganization, the Qualified Plan is frozen going forward and the Savings Plans are our sole employee retirement plans. Mr. Romano is the only NEO participating in this plan as described in the Pension Benefits as of December 31, 2018 table.

Other Compensation Practices

Compensation Recoupment Policy

The Company has adopted a recoupment or “claw-back” policy for executives, including all the NEOs. This policy allows for claw-back of incentive compensation, from both the annual and long-term plans, if payments pursuant to those plans were based on financial results that were subsequently restated due to fraud or intentional misconduct and the payment was greater than it would have been if calculated based on the accurate financial statements.

Deductibility of Executive Compensation

As part of their roles, the HRCC and the Board of Directors historically reviewed and considered the deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code, which provided that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless such compensation qualifies for the “performance-based exemption” provided for under Section 162(m). As part of the Tax Cuts and Job Act, the exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 and which were not modified in any material respect on or after such date. The Act also expands the definition of covered employees to include the CFO, in addition to the CEO and the three other highest paid officers, and the $1 million deduction limitation will apply to any person who was a covered employee in any tax year after 2016.

Now that the exception is no longer available, we do not need to qualify for it by complying with those limitations. However, the Company intends to attempt to fit within the transition rule referred to above, if applicable, for compensation awarded prior to the effective date of the rule, to the extent that the Compensation Committee determines that to be practical and in the interest of the Company, including with respect to performance-based RSUs awards that were granted in 2016 and 2017 and option awards outstanding as of November 2, 2017.

Annual Equity Grant Timing Practices

We make equity grants to our NEOs under our shareholder-approved Equity Incentive Plan on pre-established dates pursuant to our equity grant guidelines. Each year, the HRCC approves the annual awards to our NEOs

COMPENSATION DISCUSSION AND ANALYSIS

and other direct reports of our CEO at its regularly-scheduled February meeting. The HRCC has delegated authority to our CEO to make annual grants, within certain parameters, to all other LTIP eligible employees, and at quarterly intervals to newly hired or newly promoted LTIP eligible employees as required. The grant date varies each year, but is always before the end of the month in which the grants were approved by the HRCC. The grant price is the “fair market value” of a share of our ordinary shares on the grant date, which we define as the closing price on the New York Stock Exchange on the grant date.

Post Termination and Change of Control

Pursuant to relevant employment agreements and subject to applicable UK law, we are obligated to make certain payments to our executive officers and/or accelerate the vesting of their equity awards upon a termination of their employment, including termination of their employment in connection with a Change of Control. For further details on these arrangements, please refer to the sections “—Potential Payments upon Termination” and “—Employment Agreements.” We offer the benefits provided by such employment agreements, the retirement plans and awards granted under the Equity Incentive Plan upon a change of control in order to be competitive with other employers who provide similar or enhanced benefits and to diminish the potential distraction due to personal uncertainties and risks that are inevitable in a Change of Control situation or threat. We believe that maintaining such benefits will help keep the management team focused on our performance and the benefit to the shareholders in the event of a Change of Control.

Moreover, under the UK Companies Act 2006, a payment for loss of office may not be made to a person who is, or has been, a director of Tronox Holdings unless either: (a) the payment is consistent with the Company’s approved directors’ remuneration policy prepared in accordance with the UK Companies Act 2006; (b) the payment is approved by resolution of the shareholders of the Company in accordance with the requirements of the UK Companies Act 2006; or (c) an exemption applies. The Company will be proposing a directors’ remuneration policy for approval by shareholders at next year’s annual meeting.

Risk Assessment and Monitoring

The HRCC has analyzed and continues to monitor whether our compensation practices with respect to executive officers or any of our employees create incentives for risk-taking that could harm Tronox or its business. Our compensation programs and policies mitigate risk and guard against undue risk-taking through careful balancing of short-term and long-term incentive compensation opportunities and by employing different and diverse performance measures in each compensation plan. The combination of performance measures for annual bonuses and the equity compensation programs as well as the multiyear vesting schedules for equity awards encourage employees to maintain both a short and a long-term view with respect to company performance. The HRCC has determined that none of our compensation practices creates a risk that is reasonably likely to have a material adverse effect on the Company.

Human Resources and Compensation Committee Report

The HRCC of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the HRCC has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K/A for the year ended December 31, 2018. This report is provided by the following independent Directors, who comprise the HRCC.

Wayne A. Hinman (Chairman)
Peter Johnston
Ginger Jones
Stephen Jones
Sipho Nkosi

COMPENSATION DISCUSSION AND ANALYSIS

SUMMARY COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2018

The following table sets forth the total compensation for the years ended December 31, 2018, December 31, 2017, and December 31, 2016 for our chief executive officer, our chief financial officer and our three most highly compensated other executive officers who were serving as executive officers as of December 31, 2018.

Name and Principal Position	Year	Salary ($) (1)(2)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)(3)
Jeffry N. Quinn Chairman and Chief Executive Officer	2018	1,000,000	—	4,579,871	—	2,151,250	—	189,496	7,920,617
	2017	88,462	—	2,814,050	—	185,881	—	58,259	3,146,652
	2016	—	—	—	—	—	—	—	—
Timothy C. Carlson Senior Vice President and Chief Financial Officer	2018	532,000	—	847,580	—	593,000	—	143,604	2,116,184
	2017	520,000	—	3,087,559	—	611,884	—	80,160	4,299,603
	2016	90,000	—	137,800	—	91,000	—	17,460	336,260
Jean-François Turgeon Executive Vice President and Chief Operating Officer	2018	619,231	—	989,053	—	860,000	—	187,598	2,655,882
	2017	600,500	—	4,284,340	—	846,450	—	169,404	5,900,964
	2016	600,000	—	952,989	—	714,000	—	117,007	2,383,996
John D. Romano Senior Vice President, Chief Commercial Officer	2018	515,067	—	1,354,599	—	700,000	(75,316)	150,819	2,645,169
	2017	498,623	—	2,047,158	—	656,537	80,409	142,376	3,425,103
	2016	498,623	—	791,971	—	557,000	65,266	97,471	2,010,331
Jeffrey N. Neuman* Senior Vice President, General Counsel & Secretary	2018	369,231	—	1,764,227	—	409,000	—	49,485	2,591,943
	2017	—	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—	—
*	Jeffrey N. Neuman commenced employment with the Company on April 5, 2018.
(1)	Mr. Carlson elected to defer 20% of this base salary during 2018 to our Savings Restoration Plan through the deferral program. This amount of $106,400 is included in this table.
(2)	Amounts reported in this column represent the aggregate grant date fair value for our shares (without a discount to reflect the risk of some or all of the performance vested shares not vesting) in each respective year computed in accordance with the share-based accounting guidance under ASC Topic 718. Further information regarding the 2018 awards is included in the “Grants of Plan-Based Awards During 2018” and “Outstanding Equity Awards at December 31, 2018” tables appearing later in this Proxy Statement. Further details related to these awards can be found in the “Long Term Incentive Plan” section in this Proxy Statement. For assumptions for these awards, please see Note 19 to our Consolidated Financial Statements beginning on page 94 of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2018.

COMPENSATION DISCUSSION AND ANALYSIS

(3)	On June 13, 2018, the HRCC approved the revision of outstanding Integration RSU awards (see 2017/2018 Transaction Integration Awards for details) to eliminate the requirement that the Cristal Transaction must close by July 1, 2018. Other than the elimination of the requirement to close the Cristal Transaction by July 1, 2018, no other terms of the awards were changed. The awards continue to have the same performance period, performance metrics, and performance targets. In accordance with ASC 718 and applicable SEC and accounting rules, we are required to account for the revision as a Type III modification using the closing price of our stock on June 13, 2018 ($19.92) since, at the modification date, the expectation of the award vesting changed from improbable to probable. The table below shows the additional accounting value and the total 2018 compensation for each NEO without and with this additional accounting value.
Name	Date of Grant	Number of Integration Award RSUs	Additional 2018 Accounting Value of Integration Award (FV on 6/13/18)	Total 2018 Comp Without Additional Accounting Value	Total 2018 Comp With Additional Accounting Value
Jeffry N. Quinn	12/1/2017	115,000	$2,290,800	$7,920,617	$10,211,417
Timothy C. Carlson	2/21/2017	107,096	$2,133,352	$2,116,184	$4,249,536
Jean- François Turgeon	2/21/2017	160,643	$3,200,009	$2,655,882	$5,855,891
John D. Romano	6/27/2017	80,322	$1,600,014	$2,645,169	$4,245,183
Jeffrey N. Neuman	4/6/2018	53,548	$1,066,676	$2,591,943	$3,658,619
(4)	Amounts reflected in this column represent the incentive compensation earned for each year’s performance against predetermined objectives.
(5)	Mr. Romano is the only NEO in the Tronox Inc. Retirement plan. The present value of accumulated benefits as of December 31, 2018 was determined using the estimated ASC 715 assumptions in effect on December 31, 2018. The ASC 715 discount rate was 4.40%. Mr. Romano received no payments, therefore the amounts reported reflect only the aggregate change in the actuarial present value of Mr. Romano’s accumulated benefit under the pension plan. Our deferred compensation program does not allow for above-market earnings and therefore there is no value included for this amount. Includes the actuarial increases in the present values of the named executive officer’s benefits under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. For a full description of the pension plan assumptions used by us for financial reporting purposes, see Note 20 to our Consolidated Financial Statements beginning on page 96 of the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2018.
(6)	The following table shows the components of “All Other Compensation” in the Summary Compensation Table for the years ended December 31, 2018, December 31, 2017, and December 31, 2016:

ALL OTHER COMPENSATION TABLE

Name	Year	Savings Plan, Discretionary Contribution, and Restoration Plan ($) (1)(2)	Other ($) (3)
Jeffry N. Quinn	2018	142,306	47,190
	2017	7,616	50,643
	2016	—	—
Timothy C. Carlson	2018	137,266	6,338
	2017	74,160	6,000
	2016	10,200	7,260
Jean-François Turgeon	2018	175,882	11,716
	2017	157,740	11,664
	2016	108,180	8,827
John D. Romano	2018	140,592	10,227
	2017	132,376	10,000
	2016	84,128	13,343
Jeffrey N. Neuman	2018	43,962	5,523
	2017	—	—
	2016	—	—
(1)	The Company match into the U.S. Savings Plan was 100% of the first 6% of employee’s contributions up to the IRC limits for each year and the same match went into the Savings Restoration Plan for all eligible income above the IRC limit.

COMPENSATION DISCUSSION AND ANALYSIS

(2)	The Company made a discretionary contribution of 6% of employee’s earnings into the U.S. Savings Plan up to the IRC limit for each year and the same contribution went into the Savings Restoration Plan for all eligible income above the IRC limit.
(3)	This column reflects all other compensation that is not reported elsewhere. For 2018, we are reporting the following: Mr. Quinn: $6,192 for disability & life insurance premiums, $34,342 for personal aircraft use valued as the aggregate incremental cost to the Company of a company-provided aircraft and $6,656 for spousal travel; Mr. Carlson: $5,338 for disability & life insurance premiums and $1,000 for financial consulting; Mr. Turgeon: $5,380 for disability & life insurance premiums and $6,336 for financial consulting; Mr. Romano: $5,186 for disability & life insurance premiums and $5,041 for financial consulting and Mr. Neuman: $5,523 for disability & life insurance premiums. We determine the incremental cost of personal use of our corporate aircraft based on the variable operating costs to us, which includes: (i) landing, ramp and parking fees and expenses; (ii) crew travel expense; (iii) supplies and catering; (iv) aircraft fuel and oil expenses per hour of flight; (v) customs, foreign permit and similar fees; (vi) crew travel; and (vii) passenger ground transportation. Because our aircraft is used primarily for business travel, this methodology excludes fixed lease costs that do not change based on usage.

COMPENSATION DISCUSSION AND ANALYSIS

GRANTS OF PLAN-BASED AWARDS DURING 2018

The following table provides information on grants of awards to our named executive officers in the fiscal year ended December 31, 2018.

Name	Grant Date	Grant Date Approval (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Jeffry N. Quinn	—		625,000	1,250,000	2,500,000
	2/8/2018	2/8/2018							90,715			1,699,999
	2/8/2018	2/8/2018				22,679	90,715	181,430				1,886,872
	7/2/2018	6/13/2018				25,000	50,000	50,000				993,000
Timothy C. Carlson	—		187,460	374,920	749,840
	2/8/2018	2/8/2018							21,436			401,711
	2/8/2018	2/8/2018				5,359	21,436	42,872				445,869
Jean- François Turgeon	—		234,375	468,750	937,500
	2/8/2018	2/8/2018							25,014			468,762
	2/8/2018	2/8/2018				6,254	25,014	50,028				520,291
John D. Romano	—		182,000	364,000	728,000
	2/8/2018	2/8/2018							20,811			389,998
	2/8/2018	2/8/2018				5,203	20,811	41,622				432,869
	7/2/2018	6/13/2018				13,387	26,774	26,774				531,732
Jeffrey N. Neuman	—		129,231	258,462	516,924
	4/6/2018	4/4/2018							20,638			374,992
	4/6/2018	4/4/2018				5,160	20,638	41,276				416,268
	4/6/2018	4/4/2018				26,774	53,548	53,548				972,967
(1)	The HRCC approved the February 8, 2018 grants at its meeting on February 8, 2018. The HRCC approved the April 6, 2018 grants on April 4, 2018. The HRCC approved the July 2, 2018 grants at its meeting on June 13, 2018.
(2)	Amounts in these columns reflect the threshold, target and maximum payout levels for the 2018 annual incentive award. Further details regarding these awards can be found in the section titled “2018 Short-Term Incentive Plan.”
(3)	Amounts in these columns reflect the threshold, target and maximum amount of performance-based units that were granted to the NEOs under the equity program. For performance-based units granted on February 8, 2018 and April 6, 2018, the payout is determined at the end of the three-year measurement period based on EPS and Operating RONA performance and then adjusted up/down by our relative 3-year TSR performance against a peer group. Further details regarding these grants can be found in the sections titled “Long-Term Incentive Program” and “2018 Long-Term Incentive Program”. Performance-based units granted on April 6, 2018 and July 2, 2018 were granted under the Integration Incentive Award program in connection with the Cristal Transaction. Further details regarding the Integration Incentive Award grants can be found in the section titled “2017/2018 Transaction Integration Awards.”
(4)	Amounts in this column represent the number of time-based restricted units granted to the NEOs under the equity program. These units, with the exception of the grant to Mr. Neuman, vest one-third each year on the anniversary of the grant date. Mr. Neiman’s grant vests one-third on February 8, 2019, February 8, 2020, and February 8, 2021.
(5)	The amounts in this column have been calculated in accordance with FASB ASC Topic 718. For the grants made on February 8, 2018, the value of time-based restricted share units is the number of units granted multiplied by the closing price of our ordinary shares on the grant date of $18.74 and the value of performance-based restricted share units is the number of units granted (100% of the total performance-based restricted share units granted) multiplied by the grant date fair value of $20.80 which was determined using a Monte-Carlo simulation and is 111% of the closing price of our ordinary shares on that date of $18.74. For grants made on July 2, 2018, the value is the number of Integration performance-based restricted share units granted multiplied by the closing price of our ordinary shares on the grant date of $19.86. For grants made on April 6, 2018 to Mr. Neuman, the value of time-based restricted share units is the number of units granted multiplied by the closing price of our ordinary shares on the grant date of $18.17, the value of performance-based restricted share units is the number of units

COMPENSATION DISCUSSION AND ANALYSIS

granted (100% of the total performance-based restricted share units granted) multiplied by the grant date fair value of $20.17 which was determined using a Monte-Carlo simulation and is 111% of the closing price of our ordinary shares on that date of $18.17 and the value of Integration performance-based restricted share units is the number of units granted multiplied by the closing price of our ordinary shares on the grant date of $18.17.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018

The following table shows the number of shares covered by exercisable and unexercisable options and unvested stock awards owned by our named executive officers on December 31, 2018.

	Option Awards (1)					Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jeffry N. Quinn (4)	1/29/2016	—	—	—		13,576	105,621	—	—
	12/1/2017	—	—	—		—	—	115,000	894,700
	2/8/2018	—	—	—		90,715	705,763	—	—
	2/8/2018	—	—	—		—	—	90,715	705,763
	7/2/2018	—	—	—		—	—	50,000	389,000
Timothy C. Carlson	10/31/2016	—	—	—		2,675	20,812	2,006	15,607
	10/31/2016	—	—	—		—	—	6,018	46,820
	2/2/2017	—	—	—		19,742	153,593	29,613	230,389
	2/21/2017	—	—	—		—	—	107,096	833,207
	2/8/2018	—	—	—		21,436	166,772	21,436	166,772
Jean-François Turgeon	2/10/2014	33,333	—	21.98	2/10/2024	—	—	—	—
	2/24/2016	—	—	—		39,474	307,108	29,605	230,327
	2/24/2016	—	—	—		—	—	88,815	690,981
	2/2/2017	—	—	—		22,780	177,228	34,169	265,835
	2/21/2017	—	—	—		—	—	160,643	1,249,803
	2/8/2018	—	—	—		25,014	194,609	25,014	194,609
John D. Romano	6/26/2012	18,695	—	25.90	6/26/2022	—	—	—	—
	2/25/2013	95,710	—	19.09	2/25/2023	—	—	—	—
	2/10/2014	26,894	—	21.98	2/10/2024	—	—	—	—
	2/24/2016	—	—	—		32,804	255,215	24,603	191,411
	2/24/2016	—	—	—		—	—	73,809	574,234
	2/2/2017	—	—	—		18,931	147,283	28,396	220,921
	6/27/2017							80,322	624,905
	2/8/2018					20,811	161,910	20,811	161,910
	7/2/2018							26,774	208,302
Jeffrey N. Neuman	4/6/2018					20,638	160,564	74,186	577,167
(1)	Option awards generally vest at the rate of one-third per year on the anniversary of the grant date.
(2)	Time-based awards generally vest at the rate of one-third per year on the anniversary of the grant date. Performance-based awards generally vest on the third anniversary of the grant date.
(3)	Market value of shares is based on a share price of $7.78, the closing price of our ordinary shares on December 31, 2018.
(4)	The January 29, 2016 grant to Mr. Quinn was an annual director grant and was included in the Non-Employee Director Compensation table for the year 2016 contained in the corresponding year’s proxy statement. This grant vests at the rate of one-third per year on the anniversary of the grant date.

COMPENSATION DISCUSSION AND ANALYSIS

OPTION EXERCISES AND SHARES VESTED DURING 2018

The table below provides information regarding the vesting during 2018 of restricted share/unit awards held by our named executive officers. None of our named executive officers exercised stock options during 2018.

	Option Awards		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($) (1)
Jeffry N. Quinn (2)	—	—	28,356	538,590
Timothy C. Carlson	—	—	12,546	234,775
Jean-François Turgeon	—	—	68,468	1,403,856
John D. Romano	—	—	56,900	1,166,667
Jeffrey N. Neuman	—	—	—	—
(1)	Amounts reflect the closing price of our stock on the date the shares/units vested.
(2)	The shares acquired on vesting by Mr. Quinn during 2018 are from director stock awards received in 2015, 2016 and 2017 which were disclosed in prior year’s schedules of Non-Employee Director Compensation. The director awards made in 2015 and 2016 vest ratably over a three year period from the date of grant. The director award made in 2017 vests in full on the first anniversary of the grant date.

PENSION BENEFITS

Mr. Romano is a participant in the Tronox Incorporated Retirement Plan. We maintain this Qualified Plan and related trust, which were frozen in April of 2009, for all U.S. employees.

As part of Tronox Incorporated’s separation from Kerr-McGee, it established the retirement plan and the trusts related to our retirement plan and accepted the transfer of assets and liabilities from the corresponding trusts for the Kerr-McGee retirement plans. All employees received credit for their service as Kerr-McGee employees prior to the establishment of our retirement plan.

All amounts set forth in the table below reflect normal retirement benefits that would be paid to each executive officer who is a participant in the Plan assuming the executive officer retired at the earliest retirement age that they could receive unreduced benefits (generally age 60).

PENSION BENEFITS AS OF DECEMBER 31, 2018

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(2)
John D. Romano	Tronox Incorporated Retirement Plan	20.167	595,227
(1)	The years of credited service is fixed as of the date the plan was frozen in 2009.
(2)	The present value of accumulated benefits for the Tronox Incorporated Retirement Plan as of December 31, 2018 was determined using the estimated ASC 715 assumptions in effect on December 31, 2018. The ASC 715 discount rate was 4.40%.

The lump sum assumption for the Tronox Incorporated Retirement Plan is based on the most recently published IRS 417(e) interest rates available and mortality based on RP-2014 adjusted with the MP-2018 projection scale.

The present value of accumulated benefit amount shown above is determined according to prescribed SEC assumptions and may not reflect the benefits actually payable from the retirement plan if the named executive had retired during the last fiscal year. The above present value assumes that the executive commences his accrued benefits at his earliest unreduced age under the plan provisions in effect at December 31, 2018.

Retirement benefits are calculated based upon years of service and “final average monthly compensation”. For benefits earned prior to January 1, 2009, an employee’s final average monthly compensation is the highest

COMPENSATION DISCUSSION AND ANALYSIS

average compensation for any period of 36 consecutive calendar months out of the final 120 consecutive calendar months prior to that employee’s termination. For benefits earned beginning January 1, 2009, final average monthly compensation is the highest average compensation for any period of 60 consecutive calendar months out of the final 120 consecutive calendar months prior to that employee’s termination. Upon retirement, benefits are payable in a lump-sum or various annuity forms.

Tronox did not pay any retirement benefits to its NEOs in the fiscal year ended December 31, 2018.

NONQUALIFIED DEFERRED COMPENSATION

All U.S. employees, including our named executive officers, are eligible to participate in our Savings Plan. In addition, we offer a nonqualified deferred compensation plan, known as the Savings Restoration Plan. This plan allows certain employees the ability to defer up to 20% of their base salary and/or their annual incentive award. This plan also provides Company match and profit sharing credits for compensation in excess of the IRS maximum limit. The Company match was 100% up to 6% of employee contributions and the profit sharing match is 6%. Employees have immediate vesting of the Company match and the Company profit sharing match vests after three years of service. Distributions from the plan for employer contributions will be in the form of a lump sum and paid six months following separation from service. All payments from these plans are made from the general assets of the Company and no special fund or trust has been established for this money.

Employees who elect to defer any of their base salary or annual incentive award have their funds contributed into the Savings Restoration Plan. Employees elect the investment options for this money from the range of investment choices in the Savings Plan, including money market funds, equity funds, and bond funds. Because this is an unfunded plan, the investment elections are used only for the purpose of crediting earnings and determining the future benefit to be received from the plan. Distributions from the plan for employee contributions will be made either as a lump sum at a specified date in the future or within six months of separation from service.

NONQUALIFIED DEFERRED COMPENSATION FOR 2018

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($) (1)	REGISTRANT CONTRIBUTIONS IN LAST FY ($) (2)	AGGREGATE EARNINGS IN LAST FY ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($) (3)
Jeffry N. Quinn	—	109,306	(5,297)	—	104,008
Timothy C. Carlson	106,400	104,266	(13,121)	—	350,104
Jean-François Turgeon	—	142,882	(41,470)	—	712,817
John D. Romano	—	107,592	(90,637)	—	742,351
Jeffrey N. Neuman	—	15,539	(399)	—	15,140
(1)	Amounts reflected in this column were also included in the Summary Compensation Table as of December 31, 2018 as follows: $106,400 for Mr. Carlson was included in the 2018 “salary” column. This amount represents deferral of pay elected by a NEO under our Savings Restoration Plan.
(2)	Amounts reflected in this column are also included in the “all other compensation” column in the Summary Compensation Table as of December 31, 2018.
(3)	Amounts in this column include amounts previously included in current or prior year Summary Compensation Tables as follows: for Mr. Quinn $109,306, for Mr. Carlson $356,426; for Mr. Turgeon $642,684; for Mr. Romano $495,871; and for Mr. Neuman $15,539.

COMPENSATION DISCUSSION AND ANALYSIS

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL

Potential Payments upon Termination

We will be obligated to make certain payments to our named executive officers or accelerate the vesting of their equity awards pursuant to the following plans or agreements upon a termination of their employment (and subject to their execution of a release of claims), including termination of their employment in connection with a Change of Control:

(1)	Employment agreements;
(2)	Our retirement plans; and,
(3)	Award agreements issued under the Equity Incentive Plan.

Payments upon Resignation or Termination for Cause

If the named executive officer’s employment is terminated by reason of resignation or termination for cause, the named executive officer will receive: (i) any unpaid annual base salary; (ii) any earned but unpaid bonus; (iii) any accrued and unpaid vacation and/or sick days; (iv) any amounts or benefits owing to the named executive officer or their beneficiaries under the then applicable benefit plans of the Company (excluding any severance); and (v) any outstanding amounts owed for reimbursements properly incurred (collectively, “Accrued Benefits”).

Payments Made Upon Termination for Death or Disability

If the named executive officer’s employment is terminated by reason of death or disability, the named executive officer will receive the following amounts:

(1)	Any Accrued Benefits;
(2)	The pro-rata portion of the named executive officer’s annual bonus in the year of termination based on actual results for such year.

Payments Made Upon Termination without Cause or for Good Reason Not in Connection With a Change of Control

If a named executive officer’s employment is terminated by Tronox without cause or by the named executive officer for good reason and the termination is not made subject to the provisions related to termination in connection with a Change of Control (as defined in the named executive officer’s applicable employment agreement or letter), the named executive officer will be entitled to receive the following amounts:

(1)	Any Accrued Benefits;
(2)	The pro-rata portion of the named executive officer’s annual bonus in the year of termination based on the actual results for such year;
(3)	Continued medical, dental, and vision coverage for the named executive officer and his or her eligible dependents for a period of 24 months (for Mr. Quinn) or 12 months (for all other NEOs other than Mr. Neuman) following the date of termination. Mr. Neuman does not receive any company-paid medical benefits upon termination;
(4)	Either two (2) times (for Mr. Quinn) or one (1) times (for all other NEOs other than Mr. Neuman) the sum of (i) the named executive officer’s annual base salary, and (ii) the named executive officer’s target bonus in the year of his termination. Mr. Neuman receives one (1) times annual base salary in the year of his termination.

COMPENSATION DISCUSSION AND ANALYSIS

Payments Made Upon Termination without Cause or for Good Reason in Connection with a Change of Control

In the event that a named executive officer (other than Mr. Carlson and Mr. Turgeon) is terminated within 12 months after a Change of Control other than for cause, death or disability, or if the named executive officer resigns for good reason, such named executive officer will be entitled to receive the following amounts:

(1)	Any Accrued Benefits;
(2)	The pro-rata portion of the named executive officer’s annual bonus in the year of termination based on the actual results for such year;
(3)	Continued medical, dental, and vision coverage for the named executive officer and his or her eligible dependents for a period of 24 months (for Mr. Quinn), 18 months (for Mr. Romano) or 12 months (for all other NEOs other than Mr. Neuman) following the date of termination. Mr. Neuman does not receive any company-paid medical benefits upon termination;
(4)	Either three (3) times (for Mr. Quinn) or two (2) times (for Mr. Romano) or one (1) times (for Mr. Neuman) the sum of (i) the named executive officer’s annual base salary, and (ii) the named executive officer’s target bonus in the year of his termination. For Mr. Neuman, he receives an additional one (1) times annual base salary in the year of termination; and,
(5)	In the case of Mr. Quinn only, vesting of all equity based incentive compensation in accordance with the terms of the Quinn Amended and Restated Employment Agreement (see “Employment Agreements”) and the applicable grant agreements.

Retirement Plans

Executive officers who are eligible under our U.S. Pension Plan will receive benefits upon their termination and achievement of certain age and service requirements. Executive officers could also be eligible for early enhanced retirement benefits in the event that their position is eliminated involuntarily or due to death, disability or retirement. (See the discussion under U.S. Savings and Retirement Plans for a summary of the U.S. retirement plans.)

Long-Term Incentives

The following definitions apply to the standard award agreements beginning in 2013 for the annual grants of equity awards for all named executive officers:

(1)	If the executive officer is involuntarily terminated without Cause or for Good Reason, all unvested stock options and next tranche of time-based restricted shares/units will be prorated for time worked and vest immediately. All performance-based restricted shares/units will be prorated for time worked and will vest at the end of the original three-year vesting period.
(2)	In the event of a Change of Control, all unvested stock options and all restricted shares/units, including performance-based shares/units, will vest immediately, provided the executive is continuously employed by Tronox or its subsidiaries through the date of such Change of Control.
(3)	In the event of death or disability, all unvested stock options and all restricted shares/units will vest immediately. For Integration Awards, restricted units are pro-rated based on time worked.
(4)	If the executive officer is terminated for any other reason, all unvested shares will be forfeited upon termination.

Employment Agreements

Jeffry N. Quinn

In connection with the completion of the Re-Domicile Transaction, on March 28, 2019, the Company and Mr. Jeffry Quinn entered into an amended and restated employment agreement (the “Quinn Amended and Restated Employment Agreement”) pursuant to which the Company appointed Mr. Quinn as its new Chairman of the Board and Chief Executive Officer. The Quinn Amended and Restated Employment Agreement also

COMPENSATION DISCUSSION AND ANALYSIS

provided that Mr. Quinn would receive a 2019 equity based incentive award with a grant date fair value equal to $3,700,000. The Quinn Amended and Restated Employment Agreement amended the employment agreement which Tronox Limited entered into with Mr. Quinn (the “Quinn Employment Agreement”) in connection with Mr. Quinn’s appointment as Tronox Limited’s President and Chief Executive Officer, on December 1, 2017. The Quinn Employment Agreement provided for Mr. Quinn to serve as the Tronox Limited’s President and Chief Executive Officer. In connection with his commencement of employment, Mr. Quinn was entitled to receive (i) a one-time cash payment equal to $50,000; (ii) a one-time grant of 115,000 ordinary shares pursuant to the terms of the Company’s integration incentive award program created in connection with the proposed Cristal Transaction; and (iii) a 2018 equity-based incentive award with a grant date fair market value equal to $3,400,000. In addition, the Quinn Amended and Restated Employment Agreement provides for an annual base salary of no less than $1,000,000 and an annual cash target bonus opportunity of no less than 125% of base salary, with a maximum annual cash bonus opportunity of up to 200% of the target bonus. Mr. Quinn is also eligible to receive annual equity awards as determined by the HRCC, on the basis no less favorable to other senior executive officers of the Company. Mr. Quinn is also entitled to receive customary employee benefits commensurate with those provided to other Company senior executive officers.

In the event Mr. Quinn’s employment is terminated without “cause” or he terminates employment for Good Reason (as such terms are defined in the Quinn Amended and Restated Employment Agreement), subject to the execution of a release of claims, Mr. Quinn will receive pursuant to the terms of the Quinn Amended and Restated Employment Agreement: (i) Accrued Benefits (as such term is defined in the Quinn Amended and Restated Employment Agreement); and (ii) an amount equal to two times the sum of his base salary plus his annual target bonus. In the event Mr. Quinn’s employment is terminated without “cause” or he terminates employment for Good Reason at any time during the 90-day period preceding, or twenty-four month period following a change in control of the Company, subject to the execution of a release of claims, Mr. Quinn will receive (i) Accrued Benefits; (ii) an amount equal to three times the sum of his base salary plus his annual target bonus; (iii) immediate full vesting in any unvested time-based equity incentive awards; and (iv) immediate vesting in any unvested performance-based equity incentive awards, assuming performance at target levels applicable to such awards had been achieved.

In addition, the Quinn Amended and Restated Employment Agreement provides for: (i) general restrictions on the disclosure of confidential information; (ii) an inventions assignment covenant; (iii) an agreement that during his employment and for a period of twenty-four months thereafter he will not compete with the Company’s business; (iv) an agreement that during his employment and for a period of twenty-four months thereafter he will not solicit the Company’s employees; and (v) a mutual agreement between Mr. Quinn and the Company that he will not disparage the Company, and the Company, as well as its executive officers and members of the Board of Directors, will not disparage Mr. Quinn.

Timothy C. Carlson

Effective October 17, 2016, Tronox entered into an employment agreement with Timothy C. Carlson to serve as its Chief Financial Officer. Mr. Carlson’s agreement specifies an initial three-year term of employment commencing on October 31, 2016, either party agreeing to provide not less than 30 days written notice if it elects not to renew the agreement at the end of the term. In addition, his agreement provides for an annual base salary of $520,000, which shall be reviewed annually for increase by the HRCC, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of 70% of base salary. Mr. Carlson’s agreement also provides for an annual equity award with a value at grant of up to 150% of his base salary, as determined by the HRCC.

Jean-François Turgeon

Effective August 1, 2013, Tronox entered into an employment agreement with Jean-François Turgeon to serve as its Executive Vice President. Mr. Turgeon’s agreement specifies an initial three-year term of employment commencing on January 1, 2014. In addition, Mr. Turgeon’s agreement provides for an annual base salary of $600,000, which shall be reviewed annually for increase by the HRCC, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of up to 75% of base salary. Mr. Turgeon’s agreement also provides for an annual equity award with a value at grant of up to 150% of his base salary, as determined by the HRCC.

COMPENSATION DISCUSSION AND ANALYSIS

On July 13, 2016, the Company entered into an employment agreement extension pursuant to which Mr. Turgeon and the Company mutually agreed to extend the term of Mr. Turgeon’s current employment agreement indefinitely unless earlier terminated in accordance with the agreement. All other terms and conditions set forth in the agreement shall continue and remain the same.

John D. Romano

On December 23, 2014, Tronox entered into an amended and restated employment agreement with John D. Romano. This agreement replaced his previous employment agreement. The agreement provides for the continued employment of Mr. Romano as a Senior Vice President for a term beginning on December 23, 2014, and continuing until December 23, 2017, with automatic successive one-year renewal periods, unless terminated by either party upon at least 90 days advance notice.

Mr. Romano’s agreement provides for an annual base salary of no less than $498,623, which shall be reviewed annually for increase by the Board, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of 70% of base salary with a maximum annual bonus opportunity equal to 140% of base salary.

Jeffrey N. Neuman

Effective April 5, 2018 Tronox entered into a letter agreement with Jeffrey N. Neuman to serve as its Senior Vice President, General Counsel and Secretary. The employment letter provides for an annual base salary of $500,000, annual target bonus opportunity of 70% of salary, pro-rated for 2018 fiscal year. The letter also provides for an annual equity award with a grant value of 150% of salary.

Mr. Neuman was awarded on April 6, 2018 an initial equity award upon joining the Company of 41,276 RSUs with 50% of these units vesting in February 8, 2021, subject to the achievement of specific performance goals to be measured during the performance period commencing January 1, 2018 and ending December 31, 2020 and 50% vesting in three equal installments on February 8, 2019, February 8, 2020, and February 8, 2021, provided that Mr. Neuman is then providing services to the Company on such dates. Dividends will be accrued until units vest and then paid at that time. In addition, on April 6, 2018, Mr. Neuman was awarded a one-time grant of 53,548 performance-based units pursuant to the terms of the Company’s Integration Incentive Award Program created in connection with the proposed Cristal Transaction.

His employment letter specifies that in the event of termination without cause, he will receive 12 months of base salary severance, paid as a lump sum in accordance with the Company’s payroll practices, following the execution of a general release of claims. If the termination without cause occurs within 12 months following a Change in Control, he will receive one times the sum of his annual base salary and annual target bonus in addition to 12 months of base salary severance.

Calculation of Total Amounts Payable upon Termination

The following table provides the amount of compensation payable to each named executive officer upon various termination reasons. Except as noted, the amounts shown below assume that such termination was effective as of December 31, 2018, and thus includes amounts earned through such time and are estimates of the amounts which would be paid to each executive officer upon his or her termination. The actual amounts to be paid to each executive officer can only be determined at the time of that named executive officer’s termination. All cash payments are expected to be made in a lump sum.

COMPENSATION DISCUSSION AND ANALYSIS

ESTIMATED POST-TERMINATION PAYMENTS AND BENEFITS AS OF DECEMBER 31, 2018

NAME	TYPE OF PAYMENT OR BENEFIT	VOLUNTARY RESIGNATION ($)	DEATH OR DISABILITY ($)	INVOLUNTARY NOT FOR CAUSE TERMINATION OR TERMINATION FOR GOOD REASON ($)	TERMINATION RESULTING FROM A CHANGE of CONTROL (CIC) ($)
Jeffry N. Quinn	Cash Severance:
	Cash Severance (1)	—	—	4,500,000	6,750,000
	Accrued Sick & Vacation Pay (2)	179,486	179,486	179,486	179,486
	Accrued Target Bonus (3)	—	1,250,000	1,250,000	1,250,000
	Equity:
	Restricted Shares/Units (4)	—	2,398,029	392,089	2,800,847
	Stock Options (5)	—	—	—	—
	Medical Benefits (6)	—	—	30,385	30,385
	Total	179,486	3,827,515	6,351,960	11,010,718

Timothy C. Carlson	Cash Severance:
	Cash Severance (7)	—	—	910,520	910,520
	Accrued Sick & Vacation Pay (2)	73,903	73,903	73,903	73,903
	Accrued Target Bonus (3)	—	374,920	374,920	374,920
	Equity:
	Restricted Shares/Units (8)	—	1,535,375	372,748	1,633,971
	Stock Options (5)	—	—	—	—
	Medical Benefits (6)	—	—	17,074	17,074
	Total	73,903	1,984,198	1,749,165	3,010,388

Jean-François Turgeon	Cash Severance:
	Cash Severance (7)	—	—	1,093,750	1,093,750
	Accrued Sick & Vacation Pay (2)	204,326	204,326	204,326	204,326
	Accrued Target Bonus (3)	—	468,750	468,750	468,750
	Equity:
	Restricted Shares/Units (8)	—	3,162,601	1,470,459	3,310,499
	Stock Options (5)	—	—	—	—
	Medical Benefits (6)	—	—	12,949	12,949
	Total	204,326	3,835,677	3,250,234	5,090,274

John D. Romano	Cash Severance:
	Cash Severance (7)	—	—	884,000	1,768,000
	Accrued Sick & Vacation Pay (2)	650,000	650,000	650,000	650,000
	Accrued Target Bonus (3)	—	364,000	364,000	364,000
	Equity:
	Restricted Shares/Units (8)	—	2,388,219	1,222,121	2,546,091
	Stock Options (5)	—	—	—	—
	Pension Benefits (9)	734,585	734,585	734,585	734,585
	Medical Benefits (6)	—	—	19,955	29,932
	Total	1,384,585	4,136,804	3,874,661	6,092,608

Jeffrey N. Neuman	Cash Severance:
	Cash Severance (7)	—	—	500,000	1,350,000
	Accrued Sick & Vacation Pay (2)	57,692	57,692	57,692	57,692
	Accrued Target Bonus (3)	—	258,462	258,462	258,462
	Equity:
	Restricted Shares/Units (8)	—	632,421	80,593	737,731
	Stock Options (5)	—	—	—	—
	Medical Benefits (6)	—	—	—	—
	Total	57,692	948,575	896,747	2,403,885

COMPENSATION DISCUSSION AND ANALYSIS

(1)	Cash Severance is based on annual rate of pay plus annual target bonus. For Mr. Quinn, this amount is two times base salary plus target bonus for Involuntary Not for Cause Termination and three times base salary plus target bonus for Termination Resulting from a Change in Control.
(2)	Per each NEO’s employment agreement or letter, accrued vacation and sick leave balances will be paid out upon termination.
(3)	Accrued Bonus is defined as the prorated incentive amount due for performance up to the date of termination. For the examples, this amount is shown at target amounts for the full calendar year; however, in the event of a termination, actual payment will be based on actual time worked and actual performance results for the Company. For Mr. Neuman, 2018 target bonus is pro-rated based on his hire date.
(4)	The treatment of the Restricted Shares/units for Mr. Quinn is based on the award agreements. For the Integration Incentive Award received on December 1, 2017: (a) for Death and Disability, all outstanding units will be prorated for time-worked; (b) for Involuntary Not for Cause Terminations, none of the outstanding units will vest; and (c) in the event of a Change in Control, all outstanding units will vest immediately. Mr. Quinn also has an unvested portion of a Director award from January 2016 which: (a) for Death and Disability, none of the outstanding restricted shares will vest; (b) for Involuntary Not for Cause Terminations, none of the outstanding restricted shares will vest; and (c) in the event of a Change in Control, all outstanding restricted shares will vest immediately. For his RSU awards, (a) for Death and Disability, all outstanding units will vest immediately; (b) for Involuntary Not for Cause Terminations, all unvested performance-based units will be pro-rated for time worked from Grant date to Termination date and the tranche of time-based units scheduled to vest in 2019 will be pro-rated based on time worked in calendar year 2018; and (c) for Change of Control, in the event Mr. Quinn’s employment is terminated without “cause” or he terminates employment for Good Reason at any time during the 90-day period preceding, or twenty-four month period following a change in control of the Company, Mr. Quinn will receive immediate full vesting in any unvested time-based RSU awards and any unvested performance-based RSU awards (at target levels). Amounts are calculated using December 31, 2018 NYSE closing price of our stock of $7.78.
(5)	None of our NEOs have any unvested options.
(6)	Continued medical benefits include medical, dental, and vision coverage through COBRA paid for by the company for Mr. Quinn and amounts are net of employee contributions for other NEOs (other than Mr. Neuman). Mr. Neuman does not receive any company-paid medical benefits upon termination.
(7)	Cash Severance is based on annual rate of pay plus annual target bonus. For Mr. Carlson and Mr. Turgeon, this amount is one times base salary plus target bonus for Involuntary Not for Cause Termination or Termination resulting from Change in Control. For Mr. Romano, this amount is one times base salary plus target bonus for Involuntary Not for Cause Termination and two times base salary plus target bonus for Termination resulting from a Change in Control. For Mr. Neuman, this amount is one times base salary for Involuntary Not for Cause Termination and one times base salary plus target bonus, plus an additional one year of base salary for Termination resulting from a Change in Control.
(8)	The treatment of the Restricted Shares Units for the NEOs, other than Mr. Quinn, is based on their award agreements. For Death and Disability, all outstanding units, including performance based units, with the exception of the Integration Incentive Award, will vest immediately. For Involuntary Not for Cause Terminations, with exception of the Integration Award, all unvested performance-based units will be pro-rated for time worked from Grant date to Termination date and the tranche of time-based units scheduled to vest in 2019 will be pro-rated based on time worked in calendar year 2018. In the event of a Change in Control, all outstanding units, including performance based units, will vest immediately. For the Integration Incentive Award: (a) for Death and Disability, all outstanding units will be prorated for time-worked; (b) for Involuntary Not for Cause Terminations, none of the outstanding units will vest; and (c) for Termination resulting from a Change in Control, all outstanding units will vest immediately. Value of performance-based units is based on target amounts. Amounts are calculated using December 31, 2018 NYSE closing price of our stock of $7.78.
(9)	Pension benefits are calculated as the lump-sum walk-away value under the U.S. Pension Plan. The lump-sum assumption is based on IRS 417(e) interest rates and mortality using a one-year stability period with a two-month look-back period.

CEO PAY RATIO

The Company has selected December 31 of each fiscal year as the determination date for the calculation of the CEO pay ratio.

Our methodology for identifying the median employee for the 2018 determination date (December 31, 2018) included the following:

•	Our total global employee workforce was 3,426, and we did not exclude any employees (other than our CEO) from this total using permitted exceptions.
•	We used a consistently applied compensation measure of “gross earnings.” We collected gross earnings information for calendar year 2018 from each of our respective payroll registers for all employees of the Company and its consolidated subsidiaries. Gross wages generally included an employee’s gross income, including wages, overtime, bonuses and other cash incentives.
•	We then converted total gross earnings paid in local currencies to U.S. dollars by applying the exchange rate as of the determination date.
•	We annualized gross earnings for our new and mid-year hires and for those employees on unpaid leave for any period of time during the respective measurement period.
•	We then sorted the gross earnings for each employee (excluding the CEO) from lowest to highest and identified the employee who was paid the median 2018 annual gross earnings amount. Our fiscal year 2018 median employee is employed in Australia at our Chandala location.

Our analysis determined that our median employee earned $66,255 in total compensation for 2018. Our CEO, Mr. Quinn’s total compensation value as disclosed in the Summary Compensation Table for 2018, was $7,920,617. Our ratio of CEO to median employee pay was 120 to 1.

As the SEC rules allow for companies to adopt a wide range of methodologies to calculate their CEO pay ratio, therefore, the estimated ratio should not be used as a basis for comparison to that of other companies.

REPORT OF THE AUDIT COMMITTEE

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s accounting and financial reporting processes and its internal and external audit processes. The Audit Committee has implemented procedures to ensure that it devotes the attention necessary to each of the matters assigned to it under its charter.

In discharging its oversight responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and related footnotes and the effectiveness of the Company’s internal control over financial reporting for the fiscal year ended December 31, 2018 and the independent registered public accounting firm’s report on those financial statements and report on the Company’s internal control over financial reporting, with our management and with PwC our independent registered public accounting firm. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles (“GAAP”). The Audit Committee has discussed with PwC the matters required to be discussed under Auditing Standard No. 1301, “Communications with Audit Committees,” adopted by the Public Company Accounting Oversight Board.

As part of its responsibilities for oversight of risk management, the Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management, including discussions of individual risk areas.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm. Consistent with its charter, the Audit Committee has evaluated PwC’s qualifications, performance, and independence, including that of the lead audit partner. The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee, and has discussed with PwC, its independence from the Company.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2018, for filing with the SEC.

AUDIT COMMITTEE

Andrew Hines (chairperson)
Vanessa Guthrie
Peter Johnston
Ginger Jones
Stephen Jones

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP (U.S.) (“PwC”) as the Company’s independent registered public accounting firm.

The accounting firm of PwC has been selected as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019. Although the selection of PwC does not require ratification, the Board of Directors has directed that the appointment of PwC be submitted to the shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate governance. A representative of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of holders of a majority of ordinary shares cast at the Annual Meeting is required to ratify the appointment of PwC as the Company’s independent registered public accounting firm. In the event that shareholders do not ratify the appointment, the audit committee will reconsider the appointment.

The accompanying proxy will be voted for the ratification of PwC as the Company’s independent registered public accounting firm unless the shareholder indicates to the contrary on the proxy.

The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2019

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee selected PwC as our independent auditors to audit our financial statements and our internal control over financial reporting for the years ended December 31, 2018, 2017 and 2016, as well as for the year ending December 31, 2019. The following table shows the fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2018 and 2017, respectively, and fees billed for other services rendered by PwC during those periods:

Amounts in $000s	2018	2017
Audit Fees (1)	$7,659	$9,960
Audit Related Fees (2)	3	1,959
Tax Fees (3)	4,875	5,193
All Other Fees (4)	6	1,542
Total Fees	$12,543	$18,654
(1)	Fees for professional services performed for the integrated audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s Form 10-K and 10-Q filings, and other services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Fees for services performed that are reasonably related to the performance of the audit or review of the Company’s financial statements. This may include any acquisition related work, attestations that are required by statute or regulation, and employee benefit and compensation plan audits.
(3)	Fees for professional services performed with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and consolidated subsidiaries, refund claims, payment planning and tax audit assistance.
(4)	Fees for other permitted work performed that does not fall within the categories set forth above.

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, all audit and non-audit services provided by PwC to us must be pre-approved in advance by our Audit Committee unless the following conditions are met:

•	The service is one of a set of permitted services that the independent registered public accounting firm is allowed to provide; and
•	The services must be brought to the attention of the Audit Committee and approved prior to the completion of the annual audit

All other permitted services must be pre-approved by either the Audit Committee or a delegate of the Audit Committee. If pre-approval is obtained from a delegate of the Audit Committee, the service may be performed provided that the service must be presented to the Audit Committee at the next scheduled meeting. In 2018 and 2017, all the fees paid to our independent auditors were approved in advance by the Audit Committee.

GENERAL INFORMATION

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Tronox Holdings plc for use at our 2019 Annual Meeting of Shareholders.

2019 Annual Meeting Date and Location

Tronox’s 2019 Annual Meeting will be held at the Stamford Marriott Hotel, 243 Tresser Boulevard, Stamford, Connecticut, 06901 U.S.A. on Wednesday, May 22, 2018 at 9:00 a.m., U.S. Eastern Daylight Time, or at such other time and place to which the Annual Meeting may be adjourned. For directions to the Annual Meeting, please contact us at +1 (203) 705-3800. References in this Proxy Statement to the Annual Meeting also refer to any adjournments or changes in location of the meeting, to the extent applicable.

Delivery of Proxy Materials

These materials were first sent or made available to shareholders on, or about, April 23, 2019. If you previously chose to receive proxy material by e-mail, we have arranged to have these materials delivered to you in accordance with that election. Shareholders may request to receive proxy materials electronically by e-mail during the voting period. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you, as well as solicitation costs, if any. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

If your ordinary shares are registered directly in your name with our transfer agent you are considered, with respect to those shares, the registered shareholder of record, and we are sending this Proxy Statement and the other proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a Proxy Card for you to use.

Most shareholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are held by a broker or by another nominee, you are considered the beneficial owner of these shares even though they are held in “street-name,” and these proxy materials should be forwarded to you by the broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you are invited to attend the Annual Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Each registered shareholder will receive one copy of each such Notice per account even if at the same address, while most banks and brokers will deliver only one copy of such Notice to consenting “street-name” shareholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee. Similarly, “street-name” shareholders who receive multiple copies of the Notice at a single address may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. If you hold your shares in “street-name” through a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares.

Please follow the voting instructions provided by the bank or broker. Brokers, banks and other nominees who hold Tronox Holdings plc ordinary shares on behalf of their beneficial owners may not give a proxy to Tronox

Holdings plc to vote those shares with respect to any proposals other than Proposal 3, the ratification of our existing independent registered public accounting firm, without specific voting instructions from such beneficial owners, as none of these other matters to be voted upon at the Annual Meeting are considered routine matters under the New York Stock Exchange (“NYSE”) Rule 452 and brokers, banks and other nominees do not have discretionary voting power for such non-routine matters. Any votes cast by street-name shareholders or brokers, banks or other nominees will be treated as though they were votes cast by the shareholder of record. You may not vote shares held in street-name by returning a proxy card directly to Tronox Holdings plc or by voting in person at the Annual Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Any votes cast pursuant to a “legal proxy” will be treated as though they were cast by the shareholder of record.

Procedural Matters

Only holders of shares as of 5:00 p.m., U.S. Eastern Daylight Time, on April 18, 2019 will be entitled to attend and to vote at the Annual Meeting. As of April 10, 2019, there were 163,318,462 shares outstanding. Each of our shares entitles its holder to one vote on all matters on which holders of such shares have the right to vote. Shareholders do not have cumulative voting rights.

Voting Procedures

Registered Shareholders: Registered shareholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

By Telephone. You may submit a vote by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., U.S. Eastern Daylight Time, on May 21, 2019.

By Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the business reply envelope to Tronox Holdings plc, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA. All mailed votes must be received prior to 11:59 p.m., U.S. Eastern Daylight Time, on May 21, 2019.

By Fax. You may indicate your vote by completing, signing and dating your proxy card and returning it by fax to +1 (203) 705-3703 (USA). All faxed votes must be received prior to 11:59 p.m., U.S. Eastern Daylight Time, on May 21, 2019.

“Street-name” Shareholders: Shareholders whose shares are held in “street-name” by a broker or other nominee may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

By Methods Listed on Voting Instruction Form. Please refer to your voting instruction form or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy electronically on the Internet or by telephone, following the instructions on the voting instruction form or other information provided by the record holder.

In Person with a Proxy from the Record Holder. A street-name shareholder who wishes to vote in person at the meeting will need to obtain a legal proxy from their bank, broker or other nominee. Please review the voting instruction form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Tabulation of Votes

Votes cast by proxy or in person at the meeting will be tabulated by a proxy tabulator.

Quorum Requirements and Effect of Abstention and Broker Non-Votes

A shareholder present in person, or by proxy, at the Annual Meeting, who abstains from voting on any or all proposals will be included in the determination of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum, as will broker non-votes. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the proposal is not a routine matter, and the broker has not received voting instructions from the beneficial owner of the shares. All items on this year’s ballot are “non-routine” matters under NYSE rules except ratification of our existing independent registered public accounting firm (Proposal 3). Our Articles of Association require that a quorum of shareholders—the holders of a majority of outstanding shares entitled to vote at the Annual Meeting—be present or represented by proxy to conduct business at the Annual Meeting. Any shareholder that is a shareholder of record may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at the Annual Meeting and the person so authorized shall (on production at the Annual Meeting of a certified copy of such resolution) be entitled to exercise the same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder of Tronox Holdings plc.

Although abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum, they will not be counted as votes in favor of or against the election of the Director nominees or other proposals. Accordingly, under NYSE rules, a depository cannot cast a vote in favor of or against the election of Director nominees (Proposal 1), or the advisory vote on executive compensation (Proposal 2) absent instruction from the underlying beneficial owner.

Revocation of Proxies

Shareholders of record may revoke their proxy at any time before it is voted at the Annual Meeting by either:

•	Submitting another timely, later-dated proxy by mail;
•	Delivering timely written notice of revocation to our Secretary in accordance with our Articles of Association; or,
•	Attending the Annual Meeting and voting in person.If your ordinary shares are held beneficially in street-name, you may revoke your proxy by following the instructions provided by your broker, trustee, nominee or depositary, as applicable.

Vote Confidentiality

Tronox has a confidential voting policy to protect our shareholders’ voting privacy. Under this policy, ballots, proxy forms and voting instructions returned to brokerage firms, banks and other holders are kept confidential. Only the proxy tabulator and Inspector of Elections have access to the ballots, proxy forms and voting instructions. The proxy tabulator will disclose information taken from the ballots, proxy forms and voting instructions only if there is a proxy contest, if the shareholder authorizes disclosure, to defend legal claims or as otherwise required by law.

Annual Meeting Admission

Attendance at the Annual Meeting is limited to shareholders (or their proxies) and a guest. Admission to the Annual Meeting is on a first-come, first-served basis. Registration begins at 8:00 a.m., U.S. Eastern Daylight Time, on May 22, 2019, and you will be asked to present a valid picture identification and proof of Tronox share ownership as of the record date. If you hold Tronox shares in a brokerage account, you must bring a copy of a brokerage account statement reflecting your share ownership as of the record date. If you plan to attend as the proxy or attorney of a shareholder, the shareholder must provide valid proof of your appointment no later than 11:59 p.m., U.S. Eastern Daylight Time, on May 21, 2019. If you plan to attend as a representative of a body corporate you must bring evidence of appointment to the Annual Meeting. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the Annual Meeting or any other related areas. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting room, they may not be used at any time.

Announcement of the Voting Results

We will announce the preliminary voting results at the Annual Meeting. We will report the final results in a current report on Form 8-K filed with the SEC shortly after the Annual Meeting. The results of the polls taken on the resolutions at the Annual Meeting and any other information required under the U.K. Companies Act 20006 will be made available on our website at www.tronox.com under “Investor Relations – Corporate Governance” as soon as reasonably practicable following the Annual Meeting and for a period of two years thereafter.

ADDITIONAL INFORMATION

SOLICITATION OF PROXIES

The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, Directors and executive employees of the Company, none of whom will receive any additional compensation for their services. We have retained Okapi Partners LLC (“Okapi”), 1212 Avenue of the Americas, New York, NY 10036 to distribute and solicit proxies. We will pay Okapi a base fee not to exceed $15,000, plus reasonable expenses for these services. The Company will bear the cost of solicitations and the fees related to the solicitation of proxies.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2020 ANNUAL MEETING

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the Company’s 2020 proxy materials to be distributed in connection with next year’s annual meeting must submit their proposal so they are received by our Corporate Secretary at the address provided below no later than the close of business (5:00 p.m., U.S. Eastern Daylight Time) on December 26, 2019.

Our Articles of Association provide for an advance notice procedure outside of SEC Rule 14a-8 for shareholders who wish to nominate persons for election to the Board. Should an eligible shareholder or shareholders desire to nominate a candidate for Director or propose any other business at the 2020 Annual Meeting outside of the process for inclusion of such nomination or proposal in the Proxy Statement, such shareholder must give us timely written notice. As required under our Articles of Association, to be timely for the 2020 Annual Meeting, a shareholder’s notice of a Director nomination must be delivered to our Corporate Secretary at the address provided below not earlier than the 120th day, no later than the 90thday before the anniversary of the date of the 2019 Annual Meeting. As a result, any nomination given by a shareholder pursuant these provisions of our Articles of Association (and not pursuant to SEC Rule 14a-8) must be received no earlier than the close of business (5:00 p.m. U.S. Eastern Standard Time) on January 23, 2020, and no later than the close of business (5:00 p.m., U.S. Eastern Standard Time) on February 22, 2020, unless our 2019 Annual Meeting date occurs more than 30 days before or 70 days after May 22, 2019. In that case, notice of the nomination must be received by our Corporate Secretary not earlier than close of business on the 120th day before the 2020 Annual Meeting and not later than the close of business on the date that is the later of (i) the 90th day before the 2020 Annual Meeting, or (ii) the 10th day following the day on which Tronox first publicly announces the date of such meeting. The public announcement of an adjournment or postponement of an Annual Meeting of Shareholders shall not commence a new time period (or extend any time period) for the giving of a shareholder’s nomination as described above. The shareholder’s nomination must comply with applicable laws and our Articles of Association, which is available to shareholders free of charge upon request to our Corporate Secretary at the address provided below. Our Articles of Association is also available on our website at www.tronox.com.

In addition to SEC Rule 14a-8 and our Articles of Association, Section 338 of the U.K. Companies Act 2006 provides that (i) shareholders representing 5% or more of the total voting rights of all shareholders (excluding voting rights attached to any treasury shares) or (ii) 100 or more persons (being either (A) members who have a right to vote at the 2020 Annual Meeting and hold shares in Tronox Holdings plc on which there has been paid up an average sum, per shareholder, of at least £100 or (B) persons satisfying the requirements set out in Section 153(2) of the U.K. Companies Act 2006) have the right to require us to give shareholders notice of a resolution which may properly be moved and is intended to be moved at the 2020 Annual Meeting. Such requests, made by the requisite number of shareholders, must be received by us not later than six weeks before the 2020 Annual Meeting or, if later, the date on which notice of the 2020 Annual meeting is given. In addition, requests may be in hard copy form or in electronic form, must identify the resolution of which notice is to be given and must be authenticated by the person or persons making it. Requests are to be submitted to our Corporate Secretary (c/o Corporate Secretary, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, U.S.A.). Pursuant to Section 338 of the U.K. Companies Act 2006, a resolution will not be moved if (i) it would, if passed, be ineffective (whether by reason of inconsistency with any enactment or our Articles of Association or otherwise); (ii) it is defamatory of any person; or (iii) it is frivolous or vexatious.

Notice of intention to submit a nomination or other proposal at the 2020 Annual Meeting and any request for a copy of our Articles of Association must be addressed to the Corporate Secretary at Tronox Holdings plc, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA.

HOUSE HOLDING AND COMBINING ACCOUNTS

Each registered shareholder (those that own shares in their own name on the books of our transfer agent) will receive one copy each of this Proxy Statement per account, even if at the same address.

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement and annual report to those shareholders. This process, which is commonly referred to as “house holding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. While we do not utilize house holding, some intermediaries may be house holding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that it will be house holding materials to your address, house holding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single Proxy Statement and annual report to multiple shareholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to: 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA or fax a request to +1 (203) 705-3703 (USA). You may also submit a request by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. If you hold your shares through an intermediary that is utilizing house holding and you want to receive separate copies of our annual report and Proxy Statement in the future, or if you are receiving multiple copies of our proxy materials and annual report and wish to receive only one, you should contact your bank, broker or other nominee record holder.

WHERE YOU CAN FIND MORE INFORMATION

Our public internet site is http://www.tronox.com. We make available free of charge, on our website at www.tronox.com, under “Investor Relations – Financial Information”, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and Forms 3, 4 and 5 filed on behalf of Directors and executive officers and any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website are charters for the Company’s Audit Committee, HRCC and Corporate Governance and Nominating Committee. Copies of these charters and our Corporate Governance Guidelines (which includes The Lead Independent Director Charter) and Code of Ethics and Business Conduct governing our Directors, officers and employees are also posted on our website under “Investor Relations – Corporate Governance”. Copies of these documents may be requested in print, at no cost, by telephone at +1 (203) 705-3800 or by mail at Tronox Holdings plc, 263 Tresser Boulevard, Suite 1100, Stamford, CT 06901, USA, Attention: Investor Relations. The information included on the website is not incorporated by reference into this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey N. Neuman
Senior Vice President,
General Counsel and Secretary

April 24, 2019

Tronox Holdings plc

VOTE

Admission Ticket

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m, Eastern Time, on May 21, 2019

Online
Go to **www.envisionreports.com/TROX** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Jeffry Quinn	☐	☐	☐	02 - Ilan Kaufthal	☐	☐	☐	03 - Mutlaq Al- Morished	☐	☐	☐
04 - Vanessa Guthrie	☐	☐	☐	05 - Andrew Hines	☐	☐	☐	06 - Wayne Hinman	☐	☐	☐
07 - Peter Johnston	☐	☐	☐	08 - Ginger Jones	☐	☐	☐	09 - Stephen Jones	☐	☐	☐
10 - Moazzam Khan	☐	☐	☐	11 - Mxolisi Mgojo	☐	☐	☐	12 - Sipho Nkosi	☐	☐	☐

	For	Against	Abstain
2. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers (the "Say-on-Pay").	☐	☐	☐
3. To ratify the appointment of the Tronox Holdings plc independent registered public accounting firm, who will serve until the auditor resigns or is removed.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

031VEC

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of Tronox Holdings plc Shareholders

Wednesday, May 22, 2019, 9:00 am ET Local Time
Stamford Marriott
243 Tresser Blvd, Stamford, CT 06901

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/TROX

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Tronox Holdings plc

+

Notice of 2019 Annual Meeting of Shareholders

Stamford Marriott, 243 Tresser Blvd, Stamford, CT 06901
Proxy Solicited by Board of Directors for Annual Meeting — May 22, 2019

Jeffry Quinn and Jeffrey Neuman and each of them, with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Tronox Holdings plc to be held on May 22, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1 – Election of Directors, FOR Proposal 2 – Say on Pay and FOR Proposal 3 – Independent Public Accountants.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

+

Tronox Holdings plc

VOTE

Using a black ink pen, mark your votes with an X as shown in this example.
Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Jeffry Quinn	☐	☐	☐	02 - Ilan Kaufthal	☐	☐	☐	03 - Mutlaq Al- Morished	☐	☐	☐
04 - Vanessa Guthrie	☐	☐	☐	05 - Andrew Hines	☐	☐	☐	06 - Wayne Hinman	☐	☐	☐
07 - Peter Johnston	☐	☐	☐	08 - Ginger Jones	☐	☐	☐	09 - Stephen Jones	☐	☐	☐
10 - Moazzam Khan	☐	☐	☐	11 - Mxolisi Mgojo	☐	☐	☐	12 - Sipho Nkosi	☐	☐	☐

	For	Against	Abstain
2. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers (the "Say-on-Pay").	☐	☐	☐
3. To ratify the appointment of the Tronox Holdings plc independent registered public accounting firm, who will serve until the auditor resigns or is removed.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

031VFC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.edocumentview.com/TROX

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Tronox Holdings plc

Notice of 2019 Annual Meeting of Shareholders

Stamford Marriott, 243 Tresser Blvd, Stamford, CT 06901
Proxy Solicited by Board of Directors for Annual Meeting — May 22, 2019

Jeffry Quinn and Jeffrey Neuman and each of them, with the power of substitution, is hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Tronox Holdings plc to be held on May 22, 2019 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1 – Election of Directors, FOR Proposal 2 – Say on Pay and FOR Proposal 3 – Independent Public Accountants.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)